SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Cytokinetics, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box)
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT
PROXY STATEMENT
PROPOSAL ONE
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
PROPOSAL FIVE
PROPOSAL SIX
FORWARD-LOOKING STATEMENTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER MATTERS

Cytokinetics, Incorporated

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cytokinetics, Incorporated (the “Company”), a Delaware corporation, will be held on Wednesday, May 18, 2011, at 10:00 a.m. local time, at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1. To elect L. Patrick Gage and Wendell Wierenga as Class I Directors, each to serve for a three-year term and until their successors are duly elected and qualified (Proposal One);

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm to the Company for the fiscal year ending December 31, 2011 (Proposal Two);

3. To approve an amendment to the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 170,000,000 shares to 245,000,000 shares (Proposal Three);

4. To approve the material terms of the 2004 Equity Incentive Plan, as amended, including an increase in the number of authorized shares reserved for issuance thereunder by 3,000,000 shares (Proposal Four);

5. To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders (Proposal Five);

6. To determine, on an advisory basis, the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the named executive officers (Proposal Six);

7. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 23, 2011 are entitled to notice of and to vote at the meeting.

Sincerely,

Sharon A. Barbari
Corporate Secretary

South San Francisco, California
March 28, 2011

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT APRIL 5, 2011. IF YOU ARE A STOCKHOLDER OF RECORD YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	BY INTERNET OR TELEPHONE

•	ATTEND THE COMPANY’S 2011 ANNUAL MEETING OF STOCKHOLDERS AND VOTE

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE OR VOTE YOUR SHARES BY INTERNET OR TELEPHONE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD OR VOTED BY INTERNET OR TELEPHONE. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on May 18, 2011

This Proxy Statement, Notice of Annual Meeting and Form of Proxy Card and the 2010 Annual Report to Stockholders are available at www.cytokinetics.com/proxy. You may obtain directions to the Annual Meeting of Stockholders by directing a request to:

Investor Relations
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, California 94080
email: investor@cytokinetics.com
Telephone: 650-624-3000

CYTOKINETICS, INCORPORATED
280 East Grand Avenue
South San Francisco, California 94080

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
May 18, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of Cytokinetics, Incorporated (the “Company”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, CA 94080, on Wednesday, May 18, 2011, at 10:00 a.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company’s principal executive offices are located at the address listed at the top of the page and the telephone number is (650) 624-3000.

The Company’s Annual Report and its Annual Report on Form 10-K, containing financial statements for the fiscal year ended December 31, 2010, are being provided together with these proxy solicitation materials to all stockholders entitled to vote. This proxy statement, the accompanying proxy card, the Company’s Annual Report and its Annual Report on Form 10-K will first be mailed on or about April 5, 2011 to all stockholders entitled to vote at the meeting.

THE COMPANY SHALL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT ON FORM 10-K, UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO CYTOKINETICS, INCORPORATED, 280 EAST GRAND AVENUE, SOUTH SAN FRANCISCO, CALIFORNIA, 94080, ATTN: INVESTOR RELATIONS, ANNUAL STOCKHOLDER MEETING.

Record Date and Share Ownership

Stockholders of record at the close of business on March 23, 2011 (the “Record Date”) are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. The Company has one series of common shares issued and outstanding, designated as Common Stock, $0.001 par value per share (the “Common Stock”). As of the Record Date, 170,000,000 shares of Common Stock were authorized and [          ] shares were issued and outstanding. As of the Record Date, 10,000,000 shares of Preferred Stock were authorized and none were issued or outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by: (i) issuing a later proxy, (ii) delivering to the Company at its principal offices (Attention: Corporate Secretary) a written notice of revocation, or (iii) attending the Annual Meeting and voting in person.

Voting

On all matters, each share has one vote.

Solicitation of Proxies

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The laws of the State of Delaware, under which the Company is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record as of the close of business on the March 23, 2011 record date may go to www.proxyvoting.com/cytk to grant a proxy to vote their shares by means of the Internet. They will be required to provide the Company’s number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions that offers the means to grant proxies to vote shares via telephone and the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at Broadridge Financial Solutions’ web site at www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time on May 17, 2011. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who is expected to be a representative from BNY Mellon Shareowner Services, the Company’s Transfer Agent and Registrar. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, or if instructions are properly carried out for Internet or telephone voting, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the stockholder’s instructions. If no specific instructions are given, the shares will be voted (i) for the election of the nominees for directors set forth herein; (ii) for the ratification of PricewaterhouseCoopers LLP; (iii) for approval of the amendment to the Amended and Restated Certificate of Incorporation; (iv) for approval of the material terms of the 2004 Equity Incentive Plan, as amended;

(v) for approval, on an advisory basis, of the compensation of the named executive officers; vi) for selection of every three years as the frequency with which the stockholders will vote, on an advisory basis, on the compensation of the named executive officers; and (vii) upon such other business as may properly come before the Annual Meeting or any adjournment thereof, but will not be voted in the election of directors other than as provided in (i) above.

If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), then those shares will be considered as present with respect to establishing a quorum for the transaction of business. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite number of Votes Cast has been obtained with respect to a particular matter. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the Company’s bylaws and the rules established by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2012 Annual Meeting of Stockholders must be received by the Company no later than November 29, 2011. A copy of the relevant bylaws provisions relating to stockholder proposals is available upon written request to Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, California 94080, Attention: Corporate Secretary.

Results of the voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF TWO CLASS I DIRECTORS

Nominees

The Company’s Board of Directors currently has eight members. The Company has a classified Board of Directors, which is divided into three classes of directors whose terms expire at different times. The three classes are currently comprised of the following directors:

•	Class I consists of L. Patrick Gage and Wendell Wierenga, who will serve until the 2011 Annual Meeting of Stockholders and stand for re-election as Class I directors at such meeting;

•	Class II consists of Robert I. Blum, Denise M. Gilbert and James A. Spudich, who will serve until the 2012 Annual Meeting of Stockholders and until their successors have been duly elected and qualified; and

•	Class III consists of Santo J. Costa, Stephen Dow and John T. Henderson, who will serve until the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third Annual Meeting of Stockholders following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below, who are currently directors of the Company. The nominees have consented to be named as nominees in the proxy statement and to continue to serve as directors if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed below if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

The nominees for the Class I directors are as follows:

•	L. Patrick Gage

•	Wendell Wierenga

Biographical information for each Class I director can be found below in the Board of Directors section. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class I director will continue until the Company’s 2014 Annual Meeting of Stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

Vote Required

Directors will be elected by a plurality vote of the shares of Common Stock present or represented and entitled to vote on this matter at the meeting. Accordingly, the candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no impact once a quorum is present. See “Quorum; Abstentions; Broker Non-Votes.”

THE CLASS II AND III DIRECTORS RECOMMEND THAT
STOCKHOLDERS VOTE FOR THE CLASS I NOMINEES LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2011

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the Company’s financial statements for the fiscal year ending December 31, 2011, and recommends that the stockholders vote for ratification of such selection. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding the selection or ratification, the Audit Committee, in its discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in the Company’s best interest.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION BY THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM TO THE COMPANY
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Principal Accountant Fees and Services

Fees incurred for professional services provided by our independent registered public accounting firm in each of the last two fiscal years were:

	Years Ended
	December 31,
	2010	2009

Audit Fees	$431,453	$652,851
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	1,500	1,500

	$432,953	$654,351

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2010 and 2009.

Audit fees include fees associated with the annual audit of our financial statements, the interim review of our financial statements included in quarterly reports on Form 10-Q, fees associated with Sarbanes-Oxley compliance, audit services provided in connection with private placements of Common Stock, issuance of consents relating to registration statement filings with the SEC and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Other fees in 2010 and 2009 consist of the cost of our subscription to an accounting research tool provided by PricewaterhouseCoopers LLP.

All audit services and non-audit services provided to the Company by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. The pre-approval of non-audit services to be provided by PricewaterhouseCoopers LLP includes making a determination that the provision of the services is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm. All services for audit and other fees set forth in the table above were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
STOCK FROM 170,000,000 SHARES TO 245,000,000 SHARES.

On February 10, 2011, the Board of Directors approved, subject to stockholder approval at the Annual Meeting, an amendment to Article IV of the Amended and Restated Certificate of Incorporation of the Company

increasing the number of authorized shares of Common Stock by 75,000,000 shares from 170,000,000 shares to 245,000,000 shares (the “Authorized Share Increase”). Each additional share of Common Stock authorized by the Authorized Share Increase will have the same rights and privileges as each share of Common Stock presently authorized. Stockholders have no preemptive rights to receive or purchase any of the additional shares of Common Stock to be authorized by the proposed amendment.

The Board of Directors believes that the availability of the additional shares of Common Stock for the purposes stated will be beneficial to the Company by increasing the flexibility of its business and financial planning. The proposed increase in the number of authorized shares of Common Stock will ensure that shares will be available, if needed, for issuance in connection with raising capital, issuing stock dividends, effecting stock splits, providing equity incentives to employees, consultants, officers and directors, establishing strategic relationships with other companies, expanding the Company’s business through the acquisition of other businesses, technologies or products, and for other corporate purposes that the Board of Directors determines are advisable.

The following table sets forth certain information with respect to the Company’s Common Stock:

As of
February 28,
Common Stock	2011

Shares presently authorized for issuance	170,000,000
Shares issued and outstanding	66,910,100
Shares reserved for issuance under outstanding warrants and pursuant to equity compensation plans and committed equity financing facility*	18,521,149
Shares presently available for issuance	84,568,751
Shares that will be available for issuance if Proposal Three is adopted	159,568,751

*	Does not include the proposed increase of 3,000,000 shares for the 2004 Equity Incentive Plan, as amended, contemplated by Proposal Four.

If the Authorized Share Increase is approved by the stockholders, the Board of Directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self-regulatory organizations. For example, the NASDAQ Stock Market LLC, which governs the NASDAQ Global Market on which the Company’s Common Stock is listed, currently requires stockholder approval prior to the listing of additional shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in a 20% or greater increase in the number of shares outstanding.

The Authorized Share Increase could have an anti-takeover effect, although that is not the Company’s intention in adopting it. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company’s stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not currently aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device. In addition to the Company’s Common Stock, the Company’s Amended and Restated Certificate of Incorporation currently empowers the Board of Directors to authorize the issuance of one or more series of Preferred Stock without stockholder approval. No shares of Preferred Stock of the Company are currently issued or outstanding. No change to the Company’s Preferred Stock authorization is requested by this Proposal Three.

If the Authorized Share Increase is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, the form of which is set forth in Appendix A. However, if the Company’s stockholders’ approve the proposed amendment, the Board of Directors retains discretion under Delaware law not to implement the proposed amendment. If the Board of Directors exercised such discretion, the number of authorized shares of Common Stock would remain at its current level.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date will be required to approve the Authorized Share Increase. Abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM
170,000,000 SHARES TO 245,000,000 SHARES.

PROPOSAL FOUR

APPROVAL OF MATERIAL TERMS OF
THE 2004 EQUITY INCENTIVE PLAN, AS AMENDED

The 2004 Equity Incentive Plan, as amended (the “2004 Equity Plan”), was originally adopted by the Board of Directors in January 2004 and approved by the stockholders in February 2004. Our stockholders approved amendments to the 2004 Equity Plan in May 2008, May 2009 and May 2010. A total of 1,600,000 split-adjusted shares of Common Stock were initially authorized for issuance under the 2004 Equity Plan. The authorized amount was thereafter increased pursuant to: i) the evergreen provisions of the 2004 Equity Plan, through May 2008; ii) by shares returned to the Company’s 1997 Stock Option/Stock Issuance Plan (the “1997 Plan”) that were rolled into the 2004 Equity Plan pursuant to the terms of the 2004 Equity Plan; iii) by 2,000,000 shares as of May 22, 2008 as approved by the stockholders; iv) by 2,000,000 shares as of May 21, 2009 as approved by the stockholders, and v) by 2,300,000 shares as of May 20, 2010 as approved by the stockholders. As of February 28, 2011, a total of 12,754,668 shares are authorized for issuance under the 2004 Equity Plan, which may be increased by the number of shares, if any, returned on or after February 28, 2011 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan, up to a maximum of 467,003 additional shares.

The Board of Directors is now requesting that the stockholders approve the material terms of the 2004 Equity Plan, including the amendments adopted by Board of Directors on February 10, 2011. These amendments include the increase of the number of authorized shares reserved for issuance under the 2004 Equity Plan by an aggregate of 3,000,000 shares. The Board of Directors has approved the 2004 Equity Plan and the increase to the authorized share reserve, subject to approval from the stockholders at the Annual Meeting. If the stockholders approve the amended 2004 Equity Plan, it will replace the current version of the 2004 Equity Plan and will continue in effect until February 9, 2021 unless terminated earlier by the Board of Directors. If the stockholders do not approve the amended 2004 Equity Plan, the current version of the 2004 Equity Plan will remain in effect through the remainder of its term. Stockholder approval of this proposal will also constitute a re-approval of the 2004 Equity Plan for purposes of Section 162(m) of the Code.

Amendments to the 2004 Equity Plan

The following is a summary of the amendments to the 2004 Equity Plan approved by the Board of Directors. This summary is qualified in its entirety by reference to the actual text of the proposed amendments to the 2004 Equity Plan, set forth as Appendix B.

•	An increase to the number of authorized shares of the Company’s Common Stock reserved for issuance under the 2004 Equity Plan of 3,000,000 shares, from 12,754,668 shares as of February 28, 2011 to 15,754,668 shares;

•	An amendment to the 2004 Equity Plan to allow the Company to award restricted stock units to employees, directors and consultants;

•	An extension of the termination date of the 2004 Equity Plan from January 14, 2014 to February 9, 2021; and

•	Certain non-substantive revisions to the 2004 Equity Plan intended to clarify existing language.

The Board of Directors believes that the approval of the amended 2004 Equity Plan is essential to the Company’s continued success. In particular, the Board of Directors believes that the Company’s employees are its most valuable assets and that the awards permitted under the 2004 Equity Plan are vital to its ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it operates. Such awards also are crucial to the Company’s ability to motivate its employees to achieve the Company’s goals. The proposed increase in the number of shares authorized for issuance under the 2004 Equity Plan is intended to provide sufficient shares to fund anticipated equity awards at least until the 2012 Annual Meeting of Stockholders.

In addition, if certain requirements are satisfied, Awards granted under the 2004 Equity Plan to key employees or officers of the Company that are “covered” by the terms of Section 162(m) of the Code will qualify as deductible “performance-based compensation” within the meaning of Section 162(m). We are seeking approval of the 2004 Equity Plan so that Awards granted under the 2004 Equity Plan will continue to be able to qualify under Section 162(m) as performance-based compensation.

Vote Required

The approval of the 2004 Equity Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Recommendation of the Board of Directors

The Board of Directors recommends voting “FOR” approval of the amended 2004 Equity Plan and the number of authorized shares reserved for issuance thereunder.

Summary of the 2004 Equity Plan, As Amended

The following is a summary of the principal features of the 2004 Equity Plan, as amended by the Board of Directors and subject to stockholder approval as described in this Proposal Four. The summary is qualified in its entirety by reference to the 2004 Equity Plan itself set forth in Appendix B.

The 2004 Equity Plan provides for the grant of the following types of incentive awards: (i) stock options, including incentive stock options and nonstatutory stock options, (ii) restricted stock, (iii) stock appreciation rights, (iv) performance units and performance shares, and (v) restricted stock units. Each of these is referred to as an “Award.” The 2004 Equity Plan also provides the ability to grant performance restricted stock, performance units and performance shares, and performance restricted stock units, which enable the Compensation and Talent Committee of the Board of Directors to use performance goals or other business criteria in establishing specific targets to be attained as a condition to the granting or vesting of Awards.

Eligibility.  Those who will be eligible for Awards under the 2004 Equity Plan are members of the Board of Directors and employees and consultants who provide services to the Company and its parent or subsidiaries. As of February 28, 2011, approximately 111 of our employees, directors and consultants are eligible to participate in the 2004 Equity Plan.

Number of Shares of Common Stock Available Under the 2004 Equity Plan.  The maximum aggregate number of shares that may be awarded and sold under the 2004 Equity Plan, after giving effect to the proposed amendment, is 15,754,668 shares, which may be increased by the number of shares, if any, returned on or after February 28, 2011 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan, up to a maximum of 467,003 additional shares.

Shares subject to Awards granted with an exercise price less than the fair market value on the date of grant count against the share reserve as two shares for every one share subject to such an Award.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, performance shares or performance units, is forfeited to or repurchased by the Company, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject to the Award will become available for future grant or sale under the 2004 Equity Plan. Upon exercise of a stock appreciation rights settled in shares, the gross number of shares covered by the portion of the stock appreciation right so exercised will cease to be available under the 2004 Equity Plan. If the exercise price of an option is paid by tender shares owned by the participant to the Company, or by attestation to the ownership of shares owned by the participant, the number of shares available for issuance under the 2004 Equity Plan will be reduced by the gross number of shares for which the option is exercised. Shares that have actually been issued under the 2004 Equity Plan under any Award will not be returned to the 2004 Equity Plan and will not become available for future distribution under the 2004 Equity Plan; provided, however, that if shares of restricted stock, performance shares, performance units or restricted stock units are repurchased by the Company or are forfeited to the Company, such shares will become available for future grant under the 2004 Equity Plan as described above. Shares used to pay the exercise price of an Award and/or used to satisfy tax withholding obligations will not become available for future grant or sale under the 2004 Equity Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the 2004 Equity Plan.

If the Company declares a stock dividend or engages in a reorganization or other change in our capital structure, including in connection with a merger, the Administrator (as defined below) will adjust the (i) number and class of shares available for issuance under the 2004 Equity Plan, (ii) number, class and price of shares subject to outstanding Awards, (iii) maximum number of shares issuable under the 2004 Equity Plan and (iv) specified per-person limits on Awards to reflect the change.

Administration of the 2004 Equity Plan.  The Board of Directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board of Directors (referred to as the “Administrator”), will administer the 2004 Equity Plan. To make grants to certain of the Company’s officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so that the Company can receive a federal tax deduction for certain compensation paid under the 2004 Equity Plan. The Board of Directors has delegated to the Compensation and Talent Committee of the Board of Directors, administration of the 2004 Equity Plan.

Subject to the terms of the 2004 Equity Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the 2004 Equity Plan), to interpret the provisions of the 2004 Equity Plan and outstanding Awards, and to allow participants to satisfy withholding tax obligations by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the minimum amount required to be withheld.

The Administrator may, with stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, or cash; (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator; and/or (iii) the exercise price of an outstanding Award could be reduced. However, subject to the mandatory anti-dilution adjustments section of the 2004 Equity Plan, the Administrator cannot amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award, without stockholder approval.

Options.  The Administrator may grant nonstatutory stock options and incentive stock options under the 2004 Equity Plan. The Administrator determines the number of shares subject to each option, although the 2004 Equity Plan provides that a participant may not receive options for more than 1,500,000 shares in any fiscal year, except in connection with his or her initial employment with the Company, in which case he or she may be granted an option covering up to a maximum of 3,000,000 shares. Stockholder approval of this Proposal Four will also constitute a re-approval of this 3,000,000-share limitation for purposes of Section 162(m) of the Code.

The Administrator determines the exercise price of options granted under the 2004 Equity Plan, provided the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the Common Stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed ten years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant (or his or her permitted transferee) will generally be able to exercise the option for (i) three months following the participant’s termination for reasons other than death or disability, and (ii) twelve months following the participant’s termination due to death or disability.

Restricted Stock.  Awards of restricted stock are issuances of shares of our Common Stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant the Company a right to repurchase or reacquire the shares upon the termination of the participant’s service with the Company for any reason, including death or disability. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but for Awards of restricted stock that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant will be granted a right to purchase or acquire more than 1,000,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,000,000 shares of restricted stock in connection with his or her initial employment with the Company, in which case he or she may be granted up to 2,000,000 shares of restricted stock. Stockholder approval of this Proposal Four will also constitute a re-approval of this 2,000,000-share limitation for purposes of Section 162(m) of the Code.

Stock Appreciation Rights.  Stock appreciation rights (“SARs”), are rights to receive the appreciation in fair market value of Common Stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash, shares of Common Stock or a combination thereof. The Administrator, subject to the terms of the 2004 Equity Plan, will have complete discretion to determine the terms and conditions of SARs granted under the 2004 Equity Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant and the term of an SAR may not exceed ten years. No participant will be granted SARs covering more than 1,500,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 1,500,000 shares in connection with his or her initial employment with the Company, in which case he or she may be granted SARs covering up to a maximum of 3,000,000 shares. Stockholder approval of this Proposal Four will also constitute a re-approval of this 3,000,000-share limitation for purposes of Section 162(m) of the Code.

The Administrator may grant “affiliated” SARs, “freestanding” SARs, “tandem” SARs or any combination thereof. An “affiliated SAR” is an SAR that is granted in connection with a related option and which automatically will be deemed to be exercised at the same time that the related option is exercised. However, the deemed exercise of an affiliated SAR will not require a reduction in the number of shares subject to the related option. A “freestanding” SAR is one that is granted independent of any options. A “tandem” SAR is a SAR granted in connection with an option that entitles the participant to exercise the SAR by surrendering to the Company an equivalent portion of the unexercised related option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. With respect to a tandem SAR granted in connection with an incentive stock option, the tandem SAR will expire no later than the expiration of the underlying incentive stock option, the value of the payout with respect to the tandem SAR will be for no more than 100% of the difference between the exercise price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem SAR is exercised, and the tandem SAR will be exercisable only when the fair market value of the shares subject to the incentive stock option exceeds the exercise price of the incentive stock option.

Performance Units and Performance Shares.  Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria the Administrator establishes are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the Administrator’s sole discretion, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share (unless such acceleration is otherwise not permitted under Section 162(m) of the Code to the extent compliance with Section 162(m) is desired). The Administrator will determine the number of performance shares or performance units to be granted to a participant, but for Awards of performance shares or performance units that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no participant will receive more than 1,000,000 performance shares and no participant will receive performance units having an initial value greater than $4,000,000, except that a participant may be granted up to an additional 1,000,000 performance shares in connection with his or her initial employment with the Company, in which case he or she may be granted up to a maximum of 2,000,000 shares. Stockholder approval of this Proposal Four will also constitute a re-approval of this $4,000,000-value and 2,000,000-share limitation for purposes of Section 162(m) of the Code. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our Common Stock on the grant date.

Restricted Stock Units.  A restricted stock unit represents an unfunded and unsecured obligation of the Company for the fair market value of one share of Common Stock on the date of grant. Vested restricted stock units will be settled in shares to be paid out to participants. The Administrator will establish service-based or other vesting criteria at its discretion, which, depending on the extent to which they are met, will determine the number of restricted stock units to be issued to participants. The restricted stock units will vest at a rate determined by the Administrator; provided, however, that after the grant of the restricted stock units, the Administrator, in its sole discretion, may reduce or waive any vesting provisions for such restricted stock units (unless such acceleration is otherwise not permitted under Section 162(m) of the Code to the extent compliance with Section 162(m) is desired). On the date set forth in the Award agreement, all unvested restricted stock units will be forfeited to the Company. The Administrator will determine the number of shares granted pursuant to a restricted stock unit award, but, for restricted stock units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no participant will be granted units representing more than 1,000,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,000,000 restricted stock units in connection with his or her initial employment with the Company, in which case he or she may be granted up to a maximum of 2,000,000 units. Stockholder approval of this Proposal Four will also constitute approval of this 2,000,000-unit limitation for purposes of Section 162(m) of the Code.

Performance Goals.  Awards under the 2004 Equity Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement including: cash position, clinical progression, research program progression, collaboration arrangement, collaboration progression, financing event, operating expenses, product approval, projects in development and regulatory filings. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index or to another performance goal.

Transferability of Awards.  The grant or vesting of awards is generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant. The Administrator may make an Award transferable only to one or more of the following: (i) the participant’s spouse, children or grandchildren (including adopted and step children or grandchildren), parents, grandparents, siblings or any “Family Member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the participant; (ii) a trust for the benefit of one or more of the participant or the persons referred to in clause (i); (iii) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (i) are the only partners, members or stockholders; or (iv) organizations as charitable donations.

Change in Control.  In the event of a change in control of the Company, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Award, then: (i) the participant will fully vest in, and have the right to exercise, all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable; (ii) all restrictions on restricted stock will lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to a non-employee director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant not at the request of the successor, then: (i) the participant will fully vest in, and have the right to exercise, his or her options and stock appreciation rights as to all of the shares subject to the Award; (ii) all restrictions on restricted stock shall lapse; and, (iii) with respect to performance shares, performance units and restricted stock units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Amendment and Termination of the 2004 Equity Plan.  The Administrator will have the authority to amend, alter, suspend or terminate the 2004 Equity Plan, except that stockholder approval will be required for any amendment to the 2004 Equity Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2004 Equity Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator, which agreement must be in writing and signed by the participant and the Company. The 2004 Equity Plan will terminate on February 9, 2021 unless the Board of Directors terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee, director or consultant may receive under the 2004 Equity Plan is in the Administrator’s discretion and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares of Common Stock subject to options granted under the 2004 Equity Plan during the last fiscal year, (b) the average per share exercise price of such options, (c) the aggregate number of shares issued during the last fiscal year pursuant to awards of stock options granted under the 2004 Equity Plan, and (d) the total dollar value of such issued shares, calculated as the difference between the fair market value of the Common Stock on the stock option exercise date, and the exercise price.

		Average
	Number of	per Share	Number of
	Options	Exercise Price of	Options	Dollar Value of
Name of Individual or Group	Granted	Options Granted	Exercised	Options Exercised

All executive officers, as a group	765,000	$3.08	—	—
All directors who are not executive officers, as a group	260,384	$2.86	—	—
All employees who are not executive officers, as a group	1,015,353	$2.91	25,461	$22,045

As of February 28, 2011, a total of 10,113,934 shares were subject to outstanding stock options awarded under the 2004 Equity Plan and the 1997 Plan. As of such date, these stock option awards had a weighted average exercise price of $3.66 per share and a weighted average remaining term of 7.3 years. No stock option awards were granted under the 2004 Equity Plan or 1997 Plan in which the exercise price for the underlying shares was less than the fair market value of such shares on the date of grant. As of February 28, 2011, there were 3,107,737 shares available for grant under the 2004 Equity Plan, which may be increased by the number of shares, if any, returned on or after February 28, 2011 to the 1997 Plan as a result of termination of options or repurchase of shares issued under such plan, up to a maximum of 467,003 additional shares.

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the 2004 Equity Plan. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

As a result of Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Section 409A”), however, nonstatutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock on the date of grant or with a deferral feature may be taxable to the participant in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such Awards and may be subject to an additional 20% federal income tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the participant’s alternative minimum tax at exercise, if any, in which case the amount of tax is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares.  A participant generally will not have taxable income at the time an Award of restricted stock, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect, under Section 83(b) of the Code, to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Restricted Stock Units.  A participant generally will not have taxable income at the time restricted stock units are granted. Instead, he or she will recognize ordinary income upon distribution of shares or cash with respect to a restricted stock unit in an amount equal to the fair market value of those shares or the amount of that cash. Any additional gain or loss recognized upon any other disposition of the shares would be capital gain or loss. The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.

Section 409A.  Section 409A of the Code provides certain requirements on non-qualified deferred compensation arrangements. Generally, stock options, stock appreciation rights and restricted stock granted under the 2004 Equity Plan will not be deemed deferred compensation. Awards other than stock options and restricted stock, certain Awards that are modified after the date of grant, Awards with deferral features, and discounted stock options or stock appreciation rights may be subject to Section 409A of the Code. If an Award is subject to and fails to satisfy the requirements of Section 409A, the participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax). We strongly encourage recipients of such Awards to consult their tax, financial or other advisor regarding the tax treatment of such Awards.

Tax Effect for the Company; Section 162(m).  The Company generally will be entitled to a tax deduction in connection with an Award under the 2004 Equity Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon exercise of a nonstatutory stock option), provided that the Company satisfies certain tax withholding requirements applicable to such income. Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer (i.e., its principal executive officer) and to each of its three most highly compensated executive officers for the taxable year (other than the principal financial officer). Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met for such compensation to qualify as performance-based compensation. These conditions include obtaining stockholder approval of the 2004 Equity Plan, setting limits on the number of shares and, in the case of performance units, the value for which Awards may by granted to any participant during any fiscal year as described above under “Summary of the 2004 Equity Incentive Plan, As Amended,” and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2004 Equity Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) for exemption from the deduction limits.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2004 EQUITY PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR APPROVAL OF THE 2004 EQUITY PLAN.

PROPOSAL FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote is commonly referred to as a “say on pay” proposal. Consistent with the mandate of the Dodd-Frank Act, we are seeking the stockholders’ approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables, on pages 26 to 45 in this proxy statement).

The Compensation and Talent Committee, which is responsible for designing and administering the Company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity, and strategic value of the position while seeking to ensure the individual’s long-term retention and motivation and alignment with the long-term interests of the Company’s stockholders. We believe the compensation program for the named executive officers has been instrumental in helping the Company retain an executive team capable of managing the Company through the challenging business and economic environment over the past several years and enabling the Company to advance its research and development programs, including its clinical development programs. We encourage you to carefully review the section entitled “Compensation Discussion and Analysis” of this proxy statement for additional details on the Company’s executive compensation, including our compensation philosophy and objectives, as well as the reasons and processes for how our Compensation and Talent Committee determined the structure and amounts of the 2010 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall 2010 compensation of our named executive officers (including the philosophy, policies and practices for setting such compensation) described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to those tables in the proxy statement.”

Vote Required

Adoption of this resolution will require the affirmative vote of the majority of the shares of Common Stock represented in person or by proxy at the meeting. Abstentions will not be counted as either votes cast for or against the Proposal.

The results of this advisory vote are not binding upon the Company. However, the Compensation and Talent Committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE ADIVISORY PROPOSAL ON EXECUTIVE COMPENSATION

PROPOSAL SIX

ADVISORY VOTE ON FREQUENCY OF “SAY ON PAY” PROPOSAL

Consistent with the Dodd-Frank Act requirements, the Board of Directors is providing the Company’s stockholders with the opportunity to cast an advisory vote on how often the Company should submit a “say on pay” proposal, as provided for in Proposal Five, to stockholders. We are providing stockholders with the following choices: the choice of whether the “say on pay” advisory vote should be submitted to the stockholders annually, every two years, or every three years, or the choice to abstain from voting.

The Board of Directors believes that the “say on pay” advisory vote should be submitted to the stockholders once every three years, and therefore the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation, for the following reasons:

•	A triennial approach provides regular input by stockholders, while allowing stockholders to better judge our compensation programs in relation to our long-term performance. This benefits our institutional and other stockholders, who have historically held our stock over the long-term.

•	Our executive compensation program is designed to operate over the long-term and is designed to support long-term value creation. Equity awards, mainly in the form of stock options, have historically represented a substantial portion of our executives’ compensation. Stock options provide significant leverage if our long-term growth objectives are achieved, while placing a significant portion of our executives’ compensation at risk if our long-term objectives are not achieved.

•	A triennial vote will provide our Compensation and Talent Committee and our Board of Directors sufficient time to thoughtfully evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of the vote with our stockholders and develop and implement any changes to our executive compensation program that may be appropriate in light of the vote. A triennial vote will also allow for these changes to our executive compensation program to be in place long enough for stockholders to see and evaluate the effectiveness of these changes.

•	The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.

We understand that our stockholders may have different views as to what is the best approach for the Board of Directors, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the stockholders of the Company determine, on an advisory basis, that the frequency with which the stockholders of the Company wish to have an advisory vote on the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure) is:

Choice 1 — every three years;
Choice 2 — every two years;
Choice 3 — every year; or
Choice 4 — abstain from voting.”

Abstentions will not be counted as either votes cast for or against the Proposal.

Vote Required

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution above. While this is an advisory vote and, therefore, non-binding, the Board of Directors will give careful consideration to the choice which receives the most “FOR” votes before determining the action the Board deems most appropriate for the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU SELECT “EVERY THREE YEARS” AS THE FREQUENCY WITH WHICH THE COMPANY SHOULD PROVIDE ITS STOCKHOLDERS WITH THE OPPORTUNITY TO CAST A “SAY ON PAY” ADVISORY VOTE.

FORWARD-LOOKING STATEMENTS

This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “likely,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” and other similar words or phrases, as well as statements in the future tense. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include statements relating to compensation plans, strategies, objectives and the Company’s anticipated financial and operational performance. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many risks and uncertainties that affect the Company’s business, including those set forth in the risk factors in Item 1A of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2011, certain information with respect to the beneficial ownership of Common Stock by:

•	any person (including any group as that term is used in Section 13(d)(3) of the Exchange Act), known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities,

•	each director and each nominee for director to the Company,

•	each of the executive officers named in the Summary Compensation Table appearing herein, and

•	all such executive officers, directors and nominees for director of the Company as a group.

The number and percentage of shares beneficially owned are based on the aggregate of 66,910,100 shares of Common Stock outstanding as of February 28, 2011, adjusted as required by the rules promulgated by the SEC. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

	Number of	Percent of Common
Name and Address of Beneficial Owner	Shares	Stock Outstanding

5% Stockholders:
Wellington Management Company, LLP(1)	6,488,193	9.6%
280 Congress Street Boston, MA 02210
QVT Financial LP(3)	5,253,909	7.6%
1177 Avenue of the Americas, 9th Floor New York, NY 10036
Eastern Capital Limited(2)	5,103,410	7.6%
P.O. Box 31363 Grand Cayman KY1-1206, Cayman Islands
Amgen, Inc.(4)	3,484,806	5.2%
One Amgen Center Drive Thousand Oaks, CA 91320-1799
Executive Officers and Directors:
Robert I. Blum(5)	970,494	1.4%
Sharon A. Barbari(6)	482,269	*
David W Cragg(7)	311,057	*
David J. Morgans, Jr., Ph.D.(8)	490,894	*
Andrew A. Wolff, M.D., F.A.C.C.(9)	455,310	*
Santo J. Costa(10)	5,555	*
Stephen Dow(11)	3,450,886	5.1%
L. Patrick Gage, Ph.D.(12)	44,073	*
Denise M. Gilbert, Ph.D.(13)	62,499	*
John T. Henderson, M.B., Ch.B.(14)	100,291	*
James A. Spudich, Ph.D.(15)	310,042	*
Wendell Wierenga, Ph.D.(16)	2,222	*
All directors and named executive officers as a group (12 persons)	6,685,592	9.6%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of Common Stock.

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2011. Includes 438,100 shares of Common Stock underlying warrants that are exercisable as of February 28, 2011.

(2)	Based on a Schedule 13G filed with the SEC on January 28, 2011.

(3)	Based on a Schedule 13G filed with the SEC on February 11, 2011. Represents (a) 3,073,211 shares of Common Stock held by QVT Fund LP; (b) 332,248 shares of Common Stock held by Quintessence Fund LP; (c) 1,668,042 shares of Common Stock underlying warrants held by QVT Fund LP that are exercisable as of February 28, 2011; and (d) 180,408 shares of Common Stock underlying warrants held by Quintessence Fund LP that are exercisable as of February 28, 2011.

(4)	Based on a Schedule 13D filed with the SEC on January 8, 2007.

(5)	Represents: (a) 18,416 shares of Common Stock held by Mr. Blum; (b) 12,500 shares of Common Stock held by the Brittany Blum 2003 Irrevocable Trust; (c) 12,500 shares of Common Stock held by the Bridget Blum 2003 Irrevocable Trust; and (d) 927,078 shares of Common Stock underlying options granted to Mr. Blum that are exercisable within 60 days of February 28, 2011. Mr. Blum disclaims beneficial ownership of the shares of Common Stock held by the trusts.

(6)	Represents: (a) 16,627 shares of Common Stock held by the Barbari Family Trust; and (b) 465,642 shares of Common Stock underlying options granted to Ms. Barbari that are exercisable within 60 days of February 28, 2011.

(7)	Represents: (a) 12,725 shares of Common Stock held by Mr. Cragg; and (b) 298,332 shares of Common Stock underlying options granted to Mr. Cragg that are exercisable within 60 days of February 28, 2011.

(8)	Represents: (a) 42,000 shares of Common Stock held by Dr. Morgans; and (b) 448,894 shares of Common Stock underlying options granted to Dr. Morgans that are exercisable within 60 days of February 28, 2011.

(9)	Represents: (a) 7,500 shares of Common Stock held by Dr. Wolff; and (b) 447,810 shares of Common Stock underlying options granted to Dr. Wolff that are exercisable within 60 days of February 28, 2011.

(10)	Represents: 5,555 shares of Common Stock underlying options granted to Mr. Costa that are exercisable within 60 days of February 28, 2011.

(11)	Based in part on a Schedule 13G/A filed with the SEC on February 11, 2011 for entities affiliated with Sevin Rosen Funds. Represents: (a) 3,690 shares of Common Stock held by Sevin Rosen Bayless Management Company; (b) 1,615,715 shares of Common Stock held by Sevin Rosen Fund VI L.P.; (c) 127,235 shares of Common Stock held by Sevin Rosen Fund VI Affiliates Fund L.P.; (d) 625,950 shares of Common Stock held by Sevin Rosen Fund VII L.P.; (e) 24,050 shares of Common Stock held by Sevin Rosen VII Affiliates Fund L.P.; (f) 755,631 shares of Common Stock held by Sevin Rosen Fund VIII L.P.; (g) 15,421 shares of Common Stock held by Sevin Rosen VIII Affiliates Fund L.P.; (h) 145,000 shares of Common Stock held by the Dow Family Trust; and (i) 138,194 shares of Common Stock underlying options granted to Mr. Dow that are exercisable within 60 days of February 28, 2011. Stephen Dow is a general partner of each of the Sevin Rosen entities except for Sevin Rosen Bayless Management Company, of which he is a Vice President. Mr. Dow disclaims beneficial ownership of the shares held by entities affiliated with Sevin Rosen Funds, except to the extent of his proportionate partnership interest therein.

(12)	Represents 44,073 shares of Common Stock underlying options granted to Dr. Gage that are exercisable within 60 days of February 28, 2011.

(13)	Represents 62,499 shares of Common Stock underlying options granted to Dr. Gilbert that are exercisable within 60 days of February 28, 2011.

(14)	Represents (a) 1,500 shares of Common Stock held by Dr. Henderson; (b) 500 shares held by Dr. Henderson’s spouse; and (c) 98,291 shares of Common Stock underlying options granted to Dr. Henderson that are exercisable within 60 days of February 28, 2011. Dr. Henderson disclaims beneficial ownership of the shares of Common Stock held by his spouse.

(15)	Represents: (a) 180,600 shares of Common Stock held by Dr. Spudich; and (b) 129,442 shares of Common Stock underlying options granted to Dr. Spudich that are exercisable within 60 days of February 28, 2011.

(16)	Represents: 2,222 shares of Common Stock underlying options granted to Dr. Wierenga that are exercisable within 60 days of February 28, 2011.

Except as otherwise noted above, the address of each person listed on the table is c/o Cytokinetics, Incorporated, 280 East Grand Avenue, South San Francisco, CA 94080.

The Company does not have a policy for stock ownership guidelines for members of the Board of Directors or executive officers.

BOARD OF DIRECTORS

Our Board of Directors is composed of individuals whose knowledge, background, experience and judgment we believe to be valuable to the Company. The primary functions of our Board of Directors are to:

•	Review and approve the Company’s strategic direction and annual operating plan and monitor the Company’s performance;

•	Evaluate the President and Chief Executive Officer;

•	Review management performance and compensation;

•	Review management succession planning;

•	Advise and counsel management;

•	Monitor and manage potential conflicts of interests of management, board members and stockholders;

•	Ensure the integrity of financial information; and

•	Monitor the effectiveness of the governance practices under which the Board of Directors operates and make changes as needed.

We do not have a formal diversity policy for selecting Board of Directors members. However, we believe it is important that the members of our Board of Directors collectively bring the experiences and skills appropriate to effectively carry out the Board of Directors’ responsibilities both as our business exists today and as we plan to develop an organization capable of successfully conducting late-stage clinical development and commercialization of our products. We therefore seek as members of our Board of Directors individuals with a variety of perspectives and the expertise and ability to provide advice and oversight in one or more of these areas: accounting controls, business strategy, risk management, strategic partnering, financial engineering, legal and regulatory compliance and compensation and retention practices.

The following table sets forth the names of each Class I Director, each Class II Director, and each Class III Director of the Company, in alphabetical order, and their ages and present positions with the Company as of March 28, 2011.

Name	Age	Position

Robert I. Blum	47	President and Chief Executive Officer; Class II Director
Santo J. Costa(2)(3)	65	Class III Director
Stephen Dow(1)(2)	55	Class III Director
L. Patrick Gage, Ph.D.(3)	68	Chairman of the Board of Directors; Class I Director
Denise M. Gilbert, Ph.D.(1)	53	Class II Director
John T. Henderson, M.B., Ch.B.(1)(2)	66	Class III Director
James A. Spudich, Ph.D.(2)	69	Class II Director
Wendell Wierenga, Ph.D.(3)	62	Class I Director

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Compensation and Talent Committee.

Robert I. Blum was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in January 2007. Previous to that appointment, Mr. Blum served as our President from February 2006 to

January 2007. He served as our Executive Vice President, Corporate Development and Commercial Operations and Chief Business Officer from September 2004 to February 2006. From January 2004 to September 2004, he served as our Executive Vice President, Corporate Development and Finance and Chief Financial Officer. From October 2001 to December 2003, he served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer. From July 1998 to September 2001, Mr. Blum was our Vice President, Business Development. Prior to joining us in July 1998, he was Director, Marketing at COR Therapeutics, Inc., a biopharmaceutical company, since 1996. From 1991 to 1996, he was Director, Business Development at COR Therapeutics. Prior to that, Mr. Blum performed roles of increasing responsibility in sales, marketing and other pharmaceutical business functions at Marion Laboratories, Inc. and Syntex Corporation. Mr. Blum received B.A. degrees in Human Biology and Economics from Stanford University and an M.B.A. from Harvard Business School.

Mr. Blum brings to our Board of Directors a deep familiarity with the Company’s operations, strategy and vision, as well a record of successful corporate management, strategic partnering and financing.

Santo J. Costa has served as a member of our Board of Directors since November 2010. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina, specializing in corporate law for healthcare companies. From 1994 to 2002, he held various positions at Quintiles Transnational Corporation, most recently as Vice Chairman and before that as President and Chief Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals. Mr. Costa has served as Chairman of LaboPharm, Inc. since 2006 and on the Board of Directors of Biovest Corp. I since 2010. He served as Chairman of NeuroMedix Inc. from 2005 to 2007 and served as a director of CV Therapeutics from 2001 to 2009, a director of OSI Pharmaceuticals from 2006 to 2010 and a director of NPS Pharmaceuticals from 1995 to 2007, as well as serving as a director at other private companies. Mr. Costa is an Adjunct Professor in the clinical research program at the Campbell University School of Pharmacy. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University.

Mr. Costa brings to our Board of Directors broad operational leadership experience in the pharmaceutical and clinical services industries, including relevant legal, regulatory, governance and policy expertise. He also has extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries.

Stephen Dow has served as a member of our Board of Directors since April 1998. He served as Lead Outside Director of the Board of Directors from February 2009 through March 2010. Mr. Dow has been a General Partner with Sevin Rosen Funds, a venture capital firm, since 1983. Since 1989, Mr. Dow has served on the Board of Directors of Citrix Systems Inc., an enterprise software company. He has served as the chief executive officer of two privately held software companies and served on the board of directors of numerous privately held companies in a variety of industries during his tenure at Sevin Rosen Funds. Mr. Dow received a B.A. in Economics and an M.B.A. from Stanford University.

Mr. Dow brings to our Board of Directors a diversity of experience in the development, financing and management of emerging technology and life science companies.

L. Patrick Gage, Ph.D. has served as a member of our Board of Directors since November 2009 and as Chairman of the Board of Directors since March 2010. Since July 2002, Dr. Gage has served as a consultant to the biopharmaceutical industry, including service as an advisor to venture capital firms. From 1998 to 2002, Dr. Gage was President of Wyeth Research and subsequently also Senior Vice President, Science and Technology. From 1989 to 1998, he held roles of increasing responsibility at Genetics Institute, Inc., first as head of Research and Development, then as Chief Operating Officer and eventually as President. From 1971 to 1989, Dr. Gage held various positions in research management with Hoffmann-La Roche Inc., most recently serving as Vice President responsible for U.S. drug discovery. Dr. Gage served on the Board of Directors of Neose Technologies from 2002 through 2009, and as the Chairman of its Board of Directors from 2006 through 2009. He served on PDL BioPharma, Inc.’s Board of Directors from 2003 through 2008, as the Chairman of its Board of Directors in 2007, and as its Interim Chief Executive Officer from 2007 through 2008. Dr. Gage served on the Board of Directors of Serono (now a subsidiary of Merck KGaA) from 2004 until 2007. Dr. Gage earned a bachelor’s degree in Physics from the Massachusetts Institute of Technology and a Ph.D. in Biophysics from the University of Chicago.

Dr. Gage brings to our Board of Directors extensive experience as a public company executive and board member in the pharmaceutical and biotechnology industries and in strategies for bringing breakthrough medicines to approval and commercialization.

Denise M. Gilbert, Ph.D. has served as a member of our Board of Directors since May 2008. From 2001 to 2002, she served as Chief Executive Officer of Entigen Corporation, a private life science information technology company. From 1995 to 1999, Dr. Gilbert served as Chief Financial Officer and Executive Vice President of Incyte Pharmaceuticals (now Incyte Corporation). From 1993 to 1995, Dr. Gilbert was Chief Financial Officer and Executive Vice President of Affymax Inc. From 1986 through 1993, Dr. Gilbert was a Managing Director and senior biotechnology analyst at Smith Barney Harris & Upham and Vice President and biotechnology analyst at Montgomery Securities. Dr. Gilbert has served on the Board of Directors of Dynavax Technologies Corporation, a biopharmaceutical company, since 2004, and has served on the board of directors of a privately held biotechnology company since 2006. She served on the Board of Directors of Connetics Corporation, a pharmaceutical company, from 2003 to 2007. Dr. Gilbert holds a B.S. from Cornell University and a Ph.D. in Cell and Developmental Biology from Harvard University.

Dr. Gilbert brings to our Board of Directors broad experience in leading and advising developing life sciences companies, and in implementing and overseeing financial systems and controls and creating financing and strategic partnering opportunities for these companies.

John T. Henderson, M.B., Ch.B. has served as a member of our Board of Directors since February 2009. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Until his retirement in December 2000, Dr. Henderson was with Pfizer Inc. for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for Pfizer’s Europe, U.S. and International Pharmaceuticals groups. Dr. Henderson has served on the Board of Directors of Myriad Genetics, Inc., a healthcare diagnostics company, since 2004, and served as the Chairman of Myriad’s Board of Directors since April 2005. He has served on the Board of Directors of Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.) since its spin-off from Myriad Genetics, Inc. in June 2009. He also serves as the chairman of the board of directors of a privately held pharmaceutical research and development company. Dr. Henderson earned his bachelor’s and medical degrees from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.) and the Faculty of Pharmaceutics Medicine.

Dr. Henderson brings to our Board of Directors broad experience in matters relating to global pharmaceutical drug development in a wide range of therapeutic areas and stages of business development, and an extensive background as a public company executive, board member and consultant in the pharmaceutical industry.

James A. Spudich, Ph.D. co-founded the Company in August 1997 and has served as a member of our Board of Directors since the Company’s inception. From September 1998 to September 1999, he served as our Principal Scientist. Dr. Spudich is the Douglass M. Nola Leishman Professor in Cardiovascular Disease and Professor of Biochemistry and Developmental Biology at Stanford University, where he has been a member of the faculty since 1977. From 1994 to 1998, Dr. Spudich served as Chairman of Stanford University’s Department of Biochemistry. From 1979 to 1984, he was Chairman of Stanford’s Department of Structural Biology. He was elected a member of the American Academy of Arts and Sciences in 1997 and a member of the National Academy of Sciences in 1991. Dr. Spudich is also a member of our Scientific Advisory Board. Dr. Spudich received a B.S. in Chemistry from the University of Illinois and a Ph.D. in Biochemistry from Stanford University.

Dr. Spudich, as an expert in the biochemistry of muscle contractility and a Company founder, brings to our Board of Directors a deep understanding of our technologies and compounds and their potential applications as well as a continuity of business vision.

Wendell Wierenga, Ph.D. has served as a member of our Board of Directors since February 2011. Since 2006, Dr. Wierenga has served as Executive Vice President, Research and Development, at Ambit Biosciences Corporation. From 2003 to 2006, he served as Executive Vice President of Research and Development at Neurocrine Biosciences, Inc. From 2000 to 2003, Dr. Wierenga served as Chief Executive Officer of Syrrx, Inc. (now part of Takeda Pharmaceutical Company). From 1990 to 2000, he was Senior Vice President of Worldwide Pharmaceutical

Sciences, Technologies and Development at Parke-Davis/Warner Lambert (now Pfizer, Inc.) Prior to that, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals in research and drug discovery roles, most recently as Executive Director of Discovery Research. Dr. Wierenga has served on the Board of Directors of XenoPort, Inc., a biopharmaceutical company, since 2001 and on the Board of Directors of Onyx Pharmaceutics, Inc. since 1996. From 2002 to 2006, he served on the Board of Directors of Ciphergen Biosciences, Inc. (now Vermillion, Inc.). Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in Chemistry from Stanford University.

Dr. Wierenga brings to our Board of Directors over thirty years of experience in matters relating to pharmaceutical drug discovery and development in a wide range of therapeutic areas, and an extensive background as a public company executive and board member in the pharmaceutical and biotechnology industries.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations in the way that it believes best provides appropriate leadership for the Company at a given time.

The Board believes that its current leadership structure, with Mr. Blum serving as Chief Executive Officer and Dr. Gage serving as Chairman is appropriate for the Company at this time. Both leaders are actively engaged on significant matters affecting the Company, such as long-term strategy. The Chief Executive Officer has overall responsibility for all aspects of the Company’s operation, while the Chairman has a greater focus on governance of the Company, including oversight of the Board of Directors. We believe this balance of shared leadership between the two positions is a strength for the Company.

Board Role in Risk Oversight

The role of the Company’s Board of Directors is to oversee the President and Chief Executive Officer and other senior management in the competent, lawful and ethical operation of the Company, including management’s establishment and implementation of appropriate practices and policies with respect to areas of potentially significant risk to the Company. The Board as a whole is responsible for such risk oversight, but administers certain of its risk oversight functions through its committees, such as the Audit Committee, the Compensation and Talent Committee, and the Nominating and Governance Committee.

The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes, including its internal control systems. In addition, the Audit Committee oversees and reviews the Company’s financially related risk management practices, including its investment policy. At least quarterly, management reports to the Board of Directors and Audit Committee on significant risk areas for the Company, as identified by management. These reports include discussions of current and new areas of potential operational, legal or financial risk and status reports on risk mitigation programs undertaken by the Company.

As part of the of the Compensation and Talent Committee’s risk oversight function, it considers whether the Company’s compensation policies and practices for its employees create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this evaluation, the Compensation and Talent Committee has reviewed the Company’s current practices and procedures for awarding cash and equity compensation to employees through the annual performance review process, particularly as such practices and procedures apply to the establishment of the goals that are taken into consideration in the payment of bonuses. The Compensation and Talent Committee has determined that these practices do not encourage inappropriate risk-taking. In particular, because the Company is a development-stage company with no commercial sales, the Compensation and Talent Committee has concluded that the Company’s employees are not incentivized to take inappropriate risks to meet short-term goals such as quarterly earnings or sales projections. Further, the Compensation and Talent Committee believes that there is sufficient Board of Director oversight of the Company’s processes for compensation determinations to avoid the establishment of incentives that are materially adverse to the Company’s interests. Accordingly, the Compensation and Talent Committee has determined that the Company’s compensation policies at this time do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Nominating and Governance Committee oversees the risks associated with the Company’s corporate governance and operating practices, including those relating to the composition of Board of Directors, the structure and function of Board committees, and meeting logistics and policies. The Nominating and Governance Committee regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors.

Independence of Directors

The Board of Directors has determined that directors Santo J. Costa, Stephen Dow, L. Patrick Gage, Denise M. Gilbert, John T. Henderson, James A. Spudich, and Wendell Wierenga are each independent as defined under the NASDAQ Stock Market LLC listing standards. The Board of Directors has also determined that each member of the Compensation and Talent Committee and Nominating and Governance Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, and that each member of the Audit Committee is independent as defined under the NASDAQ Stock Market LLC listing standards, as well as the applicable SEC rules. In reaching its conclusions on independence, the Board of Directors reviewed a consulting relationship between the Company and Dr. Spudich, and the relationship of Mr. Dow with certain investors in the Company and determined that such relationships did not affect their independence under the standards of the NASDAQ Stock Market LLC, or, in the case of Mr. Dow’s service on the Audit Committee, under the applicable SEC rules.

There is no family relationship between any director and executive officer of the Company.

Board of Directors Meetings and Committees

The Board of Directors of the Company held a total of nine meetings during the fiscal year ended December 31, 2010. Each of the directors serving during fiscal year 2010 attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board of Directors upon which such director served during his or her tenure, with the exception of Santo J. Costa and Denise M. Gilbert. The Board of Directors has a standing Audit Committee that oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, a standing Compensation and Talent Committee and a standing Nominating and Governance Committee.

Audit Committee.  The Audit Committee consists of directors Stephen Dow, Denise M. Gilbert and John T. Henderson. The Board of Directors has determined that Stephen Dow and Denise M. Gilbert are each an “audit committee financial expert” as defined in the SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. The Company maintains a copy of the Audit Committee charter on its website, www.cytokinetics.com. The information found on our website is not part of this or any other report filed with or furnished to the SEC.

The Audit Committee reviews the Company’s critical accounting policies and practices, consults with and reviews the services provided by the Company’s independent registered public accounting firm and selects the independent registered public accounting firm for the Company.

The Audit Committee held ten meetings during fiscal year 2010.

Compensation and Talent Committee.  The Compensation and Talent Committee consists of directors Santo J. Costa, L. Patrick Gage and Wendell Wieranga. The Board of Directors has adopted a written charter for the Compensation and Talent Committee. The Company maintains a copy of the Compensation and Talent Committee charter on its website, www.cytokinetics.com.

The Compensation and Talent Committee reviews and approves the salaries and incentive compensation of the Company’s executive officers and administers the Company’s stock plans and employee benefit plans. The Compensation and Talent Committee, in consultation with the third-party executive compensation consultant and discussion with management, forms its own recommendations for all executive compensation (base salary, bonus, equity and other benefits) and director compensation. All new hire stock option grants to employees above the senior director level, including executive officers of the Company, are approved by the Compensation and Talent Committee. In addition, the Compensation and Talent Committee approves the annual stock option grants for all employees as part of the annual performance review process. The Compensation and Talent Committee has delegated to Robert I. Blum the authorization to approve new hire stock option grants, within pre-approved new hire grant guidelines, for new hires at or below the senior director level. Further discussion of the role and function of our Compensation and Talent Committee can be found in the section below entitled “Compensation Discussion and Analysis.”

The Compensation and Talent Committee engages the services of nationally recognized third-party professional executive compensation consulting firms to assist in benchmarking data from competitive peer group companies. The Compensation and Talent Committee engaged Radford Surveys + Consulting in 2010 and 2011 for this purpose.

The Compensation and Talent Committee held five meetings during fiscal year 2010.

Nominating and Governance Committee.  The Nominating and Governance Committee consists of directors Santo J. Costa, Stephen Dow, John T. Henderson and James A. Spudich. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. The Company maintains a copy of the Nominating and Governance Committee charter on its website, www.cytokinetics.com.

The Nominating and Governance Committee assists the Board of Directors in identifying qualified persons to serve as directors, evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board of Directors for appointment or renomination to Company stockholders. The Nominating and Governance Committee also regularly reviews issues and developments relating to corporate governance and formulates and recommends corporate governance standards to the Board of Directors. If there is a change in a director’s employment, the Nominating and Governance Committee evaluates and makes a recommendation to the Board of Directors as to whether the potential termination of the director is appropriate. The Nominating and Governance Committee also oversees management succession planning.

The Company has used, and the Nominating and Governance Committee intends to use in the future, an executive recruiting firm to assist in the identification and evaluation of qualified candidates to join the Board of Directors.

The Nominating and Governance Committee held four meetings during fiscal year 2010.

To date, the Nominating and Governance Committee has not established a procedure for considering nominees for director nominated by the Company’s stockholders. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our Bylaws.

We do not have a formal policy regarding stockholder communication with the Board of Directors. However, stockholders of the Company may communicate directly with the Board of Directors in writing, addressed to:

Board of Directors
c/o Corporate Secretary
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, California 94080
or by email to: investor@cytokinetics.com

The Corporate Secretary will review each stockholder communication. The Corporate Secretary will forward to the entire Board of Directors (or to members of a Board of Directors’ committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that relates to the Company’s business or governance, is not offensive, is legible in form and reasonably understandable in content, and does not merely relate to a personal grievance against the Company or an individual or the purpose of which is to further a personal interest not shared by the other stockholders generally. Stockholders who would like their submissions directed to an individual member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

The Company does not have formal policies regarding attendance by members of the Board of Directors at its annual meetings of stockholders. Robert I. Blum attended the 2010 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

The following table sets forth the names of the Company’s executive officers, in alphabetical order, who are not also directors of the Company, and their ages and present positions with the Company as of March 28, 2011:

Name	Age	Position

Sharon A. Barbari	56	Executive Vice President, Finance and Chief Financial Officer
David W. Cragg	55	Senior Vice President, Human Resources
David J. Morgans, Jr., Ph.D.	58	Executive Vice President, Preclinical Research and Development
Andrew A. Wolff, M.D., F.A.C.C.	56	Senior Vice President, Clinical Research and Development and Chief Medical Officer

Sharon A. Barbari has served as our Executive Vice President of Finance and Chief Financial Officer since July 2009. She served as our Senior Vice President of Finance and Chief Financial Officer from September 2004 through June 2009. From September 2002 to August 2004, she served as Chief Financial Officer and Senior Vice President of Finance and Administration of InterMune, Inc., a biopharmaceutical company. From January 1998 to June 2002, she served at Gilead Sciences, Inc., a biopharmaceutical company, most recently as Vice President and Chief Financial Officer. From 1996 to 1998, she served as Vice President, Strategic Planning at Foote, Cone & Belding Healthcare in San Francisco, an international advertising and marketing firm. From 1972 to 1995, she was employed by Syntex Corporation where she held various management positions in corporate finance, financial planning, marketing and commercial planning. Ms. Barbari received a B.S. in Accounting from San Jose State University.

David W. Cragg has served as our Senior Vice President, Human Resources since July 2009. He served as our Vice President of Human Resources from February 2005 through June 2009. From October 2000 until January 2005, Mr. Cragg managed his own human resources consulting practice. From March 2000 until its acquisition in September 2000 by Yahoo!, Inc., he was Vice President, Human Resources for eGroups Inc., an Internet email management company. Prior to October 2000, Mr. Cragg was a Principal Human Resources Consultant at Genentech, Inc., a biotechnology company. Mr. Cragg received a B.A. in Industrial Psychology from the University of California, Santa Cruz.

David J. Morgans, Jr., Ph.D. has served as our Executive Vice President, Preclinical Research and Development since March 2008. He served as our Senior Vice President, Preclinical Research and Development from March 2006 through February 2008. Dr. Morgans served as our Senior Vice President, Drug Discovery and Development from October 2003 to March 2006. From March 2002 to September 2003, he served as our Senior Vice President, Drug Discovery and from January 2002 to February 2002, he served as our Vice President, Drug Discovery. From October 2000 to December 2001, he served as our Vice President, Chemistry. From July 1998 to October 2000, Dr. Morgans served as Vice President of Research for Iconix Pharmaceuticals, Inc., a biopharmaceutical company. From March 1995 to July 1998, he was Vice President, Inflammatory Diseases at Roche Bioscience, a pharmaceutical company. From 1983 to 1995, he held various positions at Syntex Corporation, a pharmaceutical company, most recently as Director, Medicinal Chemistry. From 1980 to 1983, Dr. Morgans was Assistant Professor of Chemistry at University of California, Santa Cruz. Dr. Morgans received a B.S. in Chemistry from Saint Joseph’s University in Philadelphia and a Ph.D. in Chemistry from Columbia University.

Andrew A. Wolff, M.D., F.A.C.C. has served as our Senior Vice President of Clinical Research and Development and Chief Medical Officer since September 2004. From September 1994 until September 2004, Dr. Wolff held various positions of increasing responsibility at CV Therapeutics, a biopharmaceutical company, most recently as Senior Vice President and Chief Medical Officer. From 1988 until 1994, he served in various drug development positions of increasing responsibility in both the United States and the United Kingdom for Syntex Corporation, most recently as the Executive Director of Medical Research and New Molecules Clinical Programs Leader. Since 1986, Dr. Wolff has held an appointment in the Cardiology Division of the University of California, San Francisco, where he is currently an Associate Clinical Professor, and is an Attending Cardiologist in the Coronary Care Unit at the San Francisco Veterans Administration Medical Center. Dr. Wolff received a B.A. in Chemistry and Biology from the University of Dayton and an M.D. from Washington University Medical School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our executive compensation philosophy, policies and practices for 2010 for the following executive officers who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers:

•	Robert I. Blum, President and Chief Executive Officer;

•	Sharon A. Barbari, Executive Vice President, Finance and Chief Financial Officer;

•	David W. Cragg, Senior Vice President, Human Resources;

•	David J. Morgans, Jr., Ph.D., Executive Vice President, Preclinical Research and Development; and

•	Andrew A. Wolff, M.D., F.A.C.C., Senior Vice President, Clinical Research and Development and Chief Medical Officer.

Executive Summary

Cytokinetics designs our executive compensation program to provide a market competitive compensation package that focuses on corporate and individual performance and long-term results, while maximizing retention.

The highlights of our 2010 executive compensation program include:

•	Our cash incentive program is comprised of (i) a discretionary bonus that is designed to reward executives for achieving corporate goals and, except for the President and Chief Executive Officer, individual goals in their functional area; and (ii) merit increases in base salary based on performance against goals, other accomplishments and benchmarking against competitive market data.

•	Our equity program for our named executive officers consisted of stock options with exercise prices equal to 100% of the fair market value on the date of grant, each vesting monthly over four years based on continued service. This program promotes employee retention, encourages executives to focus on creating meaningful stock price appreciation that is sustained over multiple years and also provides a meaningful ownership opportunity for our executives.

•	We grant stock options under our 2004 Equity Incentive Plan, which prohibits the repricing of stock options without prior stockholder approval within 12 months prior to such repricing.

Overview of Compensation Program

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executive officers’ interests with those of stockholders by rewarding overall performance, with the ultimate objective of creating stockholder value and building a sustainable biopharmaceutical company. The Committee evaluates each executive officer’s performance and compensation. The Committee seeks to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of a defined group of peer companies and the broader marketplace from which we recruit and compete for talent. To that end, the Committee believes the compensation provided by the Company to its executive officers, including the named executive officers, should include a mix of base salary, cash bonuses, equity awards, broad-based employee benefits (with limited perquisites) and severance upon change in control benefits that reward performance and the creation of long-term stockholder value for the Company, and that provide the appropriate level of retention incentives. Each element of compensation and the practices utilized to evaluate and inform the Committee’s decisions are discussed in detail below.

Role of the Committee

The Compensation and Talent Committee of the Board of Directors (referred to as the “Committee” throughout this Compensation Discussion and Analysis) is responsible for establishing, implementing and monitoring adherence with the Company’s compensation philosophy for its executive officers. The Committee seeks to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive.

As part of its deliberations, in any given year, the Committee may review and consider materials such as Company financial reports, financial projections, operational data and Company stock performance data. The Committee also reviews information such as total compensation that may become payable to the named executive officers in various hypothetical scenarios, executive stock ownership information, analyses of historical executive compensation levels and current Company-wide compensation levels, benchmarking data provided by the independent compensation consultant, and the recommendations of the President and Chief Executive Officer and the Committee’s independent compensation consultant.

Role of the Independent Compensation Consultant

To assist our Committee in executing our executive compensation policy, our management retained Radford Surveys + Consulting, a division of Aon Consulting, Inc., as an independent compensation consultant. For 2010, Radford assisted the Committee in defining the appropriate peer group of biotech companies and in analyzing all elements of our compensation program against our peer group, as well as SEC reports and additional survey data. Radford engaged independently with the Committee and served at the Committee’s discretion. Although Radford made recommendations to the Committee, it had no authority to make compensation decisions on behalf of the Committee or Company. Radford attended Committee meetings either in person or via conference call as deemed appropriate by the Chair of the Committee. Management provided historical data, reviewed reports for accuracy and interacted directly with Radford. The survey data is provided by a different group within Radford and is not dependent or connected to our utilization of Radford’s compensation consulting services.

Role of Executive Officers in Compensation Decisions

For compensation decisions in 2010, the President and Chief Executive Officer aided the Committee by providing recommendations regarding the compensation of all executive officers other than himself. Each executive officer, with the exception of the President and Chief Executive Officer, participated in an annual performance review process with the President and Chief Executive Officer to provide input about his or her contributions to the Company’s goals and objectives for 2009. The President and Chief Executive Officer participated in a similar review process, with respect to his own performance review, with a designated representative from the Board of Directors. The Committee assessed the recommendations of the President and Chief Executive Officer (and, with respect to the President and Chief Executive Officer, the recommendations of the Board of Directors’ representative) in the context of each executive officer’s performance, along with competitive benchmarking information generated by Radford with respect to base salary, target and actual cash bonus and equity compensation for each executive officer.

The Company’s Human Resources, Finance and Legal departments work with our President and Chief Executive Officer to design and develop compensation programs applicable to the named executive officers and other executive officers, to recommend changes to existing compensation programs, to establish corporate and individual performance goals, to prepare Peer Company comparisons and other Committee briefing materials and ultimately to implement the Committee’s decisions. The Senior Vice President, Human Resources and the President and Chief Executive Officer meet separately with Radford to convey information on proposals that management may make to the Committee, as well as to allow Radford to collect information about the Company to perform its duties for the Committee.

Benchmarking of Cash and Equity Compensation

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the life sciences industry. To provide independent and expert advice on appropriate compensation, the Committee engages the services of a nationally recognized executive compensation consulting firm to perform analyses of the executive compensation practices of a number of representative and comparable publicly held companies in the life sciences industry (the “Peer Companies”). The Committee engaged Radford Surveys + Consulting (“Radford”) to perform these analyses in 2010 and 2011. The Committee reviews this analysis and adjusts the list of Peer Companies annually to take into account the Company’s progression in its stage of development and changes in the comparative companies and to ensure that the list provides a current and useful comparison of companies for use as a primary means of comparing our executive compensation levels relative to the market.

The Committee approved the following Peer Companies for use in making compensation decisions in 2010:

• Affymax Inc.	• Dyax Corp.	• Maxygen, Inc.
• Amicus Therapeutics	• Facet Biotech Corporation	• Pain Therapeutics, Inc.
• Ardea Biosciences, Inc.	• Infinity Pharmaceuticals, Inc.	• Poniard Pharmaceuticals, Inc.
• ARIAD Pharmaceuticals, Inc.	• Lexicon Pharmaceuticals, Inc.	• Rigel Pharmaceuticals, Inc.
• ArQule, Inc.	• MAP Pharmaceuticals, Inc.	• Sangamo BioSciences, Inc.
• Array Biopharma

The Committee approved the following Peer Companies for use in making compensation decisions in 2011:

• Affymax Inc.	• Dyax Corp.	• MAP Pharmaceuticals, Inc.
• Amicus Therapeutics	• Dynavax Technologies Corp.	• Rigel Pharmaceuticals, Inc.
• Ardea Biosciences, Inc.	• Idenix Pharmaceuticals, Inc.	• Sangamo BioSciences, Inc.
• ARIAD Pharmaceuticals, Inc.	• Infinity Pharmaceuticals, Inc.	• Synta Pharmaceuticals Corp.
• ArQule, Inc.	• Lexicon Pharmaceuticals, Inc.	• XenoPort, Inc.
• Array Biopharma

Companies are evaluated and adjusted as appropriate for inclusion in these analyses based on business characteristics similar to ours. Potential companies are initially selected based on criteria including, but not limited to, business model, stage of development, year of initial public offering, employee headcount, research and development expenditures, cash reserves and revenue. Peer Companies are then selected from the potential companies based on market capitalization. For 2010, the Peer Companies were required to have an average 2009 market capitalization between $100 million and $300 million. For 2011, the Peer Companies were required to have an average 2010 market capitalization between $80 million and $450 million. The Committee reviews and adjusts the list of Peer Companies annually to take into account the Company’s progression in its stage of development and changes in the comparative companies. Maxygen and Pain Therapeutics were removed from the Peer Companies for 2011 because of changes to their business models. Facet Biotech Corporation was removed because it was acquired, and Poniard Pharmaceuticals was removed because its market capitalization was outside of the defined range.

Radford prepared an extensive analysis of the compensation practices of the Peer Companies as reported in their Proxy reports, and offered additional analysis based on the compensation practices of a broader group of life science companies, a subset of what is included in the Radford Life Science Survey. Where the data provided was not extensive enough for analysis, specifically for the Senior Vice President, Human Resources position, Radford further supplemented the Peer Companies’ data with the practices of biotechnology and life sciences companies with 50 to 200 employees. Radford presented this analysis to the Committee with its recommendations regarding compensation practices, and the Committee factored these recommendations into its own decision making process.

The Committee utilizes the cash and equity components from these benchmarking analyses to set a total compensation package for each executive officer based on his or her past and anticipated contributions to the Company, current compensation package, compensation market trends for competitive positions, retention risks and overall Company performance. While benchmarking alone is not sufficient for setting compensation, the Committee believes that referring to this information is an important aspect of diligence in compensation-related decisions. In general, when referencing the Peer Company data, the Committee aims, in line with the Company’s general philosophy, to provide target total cash and long-term equity compensation at or around the median of the compensation paid to similarly situated executives employed by the Peer Companies for target level performance, with compensation above this level possible for exceptional performance. To achieve this positioning for target levels of compensation, the Committee generally sets the various compensation elements as follows:

•	base salaries between the median and 75th percentile for comparable positions with the 60th percentile being the target;

•	target cash bonus compensation at a level such that, when combined with base salary, the target total cash compensation is at or around the median for comparable positions; and

•	target long-term equity compensation at a level such that, when combined with target total cash compensation, target total cash and equity compensation is at or around the median for comparable positions.

However, benchmarking is not the sole determinative factor for compensation decisions. In determining the amount and form of compensation, we may consider a number of factors, including:

•	corporate and individual performance, including performance in relation to our business plan, and execution of individual, team and company-wide strategic initiatives, as we believe this encourages our executives to focus on achieving our business objectives;

•	internal pay equity of the compensation paid to one executive officer as compared to another — that is, the compensation paid to each executive should reflect the importance of his or her role to the company as compared to the roles of the other executives — as we believe this approach contributes to retention and teamwork among our executives while recognizing that compensation opportunities should increase based on increased levels of responsibility among officers;

•	broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of unanticipated consequences of the macroeconomic environment on our business;

•	the potential dilutive effect on our stockholders generally of equity awards, paying particular attention to the number of stock options granted in recent years, shares of Common Stock available for option grants and the total number of stock options currently outstanding;

•	the experiences and individual knowledge of the members of our Board regarding compensation programs at other companies, as we believe this approach helps us compete in hiring and retaining the best possible talent while maintaining a reasonable and responsible cost structure; and

•	individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or foregoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Establishment of Goals

Prior to the beginning of each fiscal calendar year, management prepares a set of corporate goals covering the expected operating and financial performance of the Company for the fiscal year. Our corporate goals are intended to correspond with deliverables expected to provide both near- and long-term stockholder value, such as commencement and completion of clinical trials for our drug candidates, completion of corporate partnering arrangements, receipt of funds from partnered programs or equity capital markets, advancement of research programs to defined stages, clinical candidate selection, regulatory filing deliverables, and financial achievements such as closing the fiscal year with sufficient going-forward cash to cover planned future expenditures. These corporate goals are then reviewed and approved by the Committee. Individual goals for each named executive officer are derived from the corporate goals that relate to his or her functional area and other responsibilities relevant to his or her functional area, except for the President and Chief Executive Officer, who has no individual goals apart from the corporate goals.

Compensation Components

Our 2010 executive compensation program consists of three principal components: base salary; short-term incentive compensation (annual cash bonuses); and long-term equity compensation (in the form of time-based stock options).

Base Salary.  The Company provides a base salary as a fixed source of compensation for the executive officers, allowing them a degree of certainty in the face of having a majority of their compensation “at risk.” The Committee recognizes the importance of base salaries as an element of compensation that helps to attract and retain talented executives. The Company believes that base salaries should be competitive to the broader national market as well as our Peer Companies and appropriately benchmarked based on each executive officer’s position. Base salary is the only area of compensation where the Company targets above the Peer Company median. The Company sets the midpoint of all of the salary structures for our officers at the 60th percentile of the Peer Companies to ensure that base salaries are competitive relative to the local job market and to enable us to recruit employees from companies that are at a more mature stage of development who could have an advantage in attracting quality employees because of their ability to offer other compensation benefits, such as a Company match to 401(k) contributions, higher job security, and incremental executive benefits. The Committee generally targets our executive officers’ base salaries to fall between the median and the 75th percentile of the Peer Companies.

The Committee generally reviews base salaries annually, and the Committee seeks to adjust base salaries consistently with Peer Company data, after taking into account each executive’s individual responsibilities, performance during the prior fiscal year and experience. Additionally, in determining base salary increases, the Committee considers the Company’s overall budget for merit salary increases for the year (which, for 2010, was 3%), and, if an executive officer was promoted or his or her responsibilities were expanded during the year, or if their base salary is below our target, the Committee may increase such executive’s base salary, generally in line with the Company’s overall budget for promotions and adjustments for the year.

In determining whether to grant a salary increase and in what amount, the Committee considers for each named executive officer:

•	the individual’s and the Company’s goals and achievement levels for the year;

•	the individual’s broader contributions to the organization, such as the manner in which he or she achieves objectives, collaborative contributions outside of his or her area of responsibility, management performance, financial/budget management, contributions to foster and support the positive evolution of Cytokinetics’ culture, and other criteria;

•	the role that the individual is anticipated to play in the coming year;

•	market salary data for comparable executive positions from the Peer Companies; and

•	other market factors affecting the Company.

There is no predetermined weighting of success in achieving individual or corporate goals versus these other factors in determining whether a salary increase is granted. Rather, the Committee uses its discretion in considering each of these elements in the context of the Company’s and the individual’s overall performance. Base salary increases for each named executive officer became effective March 1, 2010.

Annual Bonus.  The Committee has the authority and discretion to award an annual cash bonus to our executive officers. The purpose of this bonus program is to provide an incentive for our executive officers to achieve the annual corporate and individual performance objectives set each year. Our annual bonus is the compensation element most closely tied to corporate and individual performance in a particular year.

Each named executive officer’s annual target bonus is expressed as a percentage of his or her base salary and is set at a level that, upon 100% achievement of the Company and the individual performance goals, falls at the median level for a similar executive position as compared to the Peer Company data. In determining the calculation of the bonus, the more senior a named executive officer’s position and operational responsibilities within the Company, the greater the percentage of his or her bonus that is weighted to corporate rather than individual achievement. For example, our President and Chief Executive Officer’s bonus is based entirely on corporate achievement and not on individual achievement. Target bonus levels for 2010 performance for the named executive officers, expressed as a percentage of base salary, were as follows:

		Individual	Corporate
	Target Bonus	Achievement	Achievement
Named Executive Officer	(% of Salary)	Contribution	Contribution

Robert I. Blum	50%	0%	100%
Sharon A. Barbari	40%	25%	75%
David W. Cragg	30%	25%	75%
David J. Morgans, Jr., Ph.D.	40%	25%	75%
Andrew A. Wolff, M.D., F.A.C.C.	30%	25%	75%

Actual bonuses may be above or below target bonus levels, at the Committee’s discretion. The minimum bonus amount is zero, and the maximum is 120% of the target bonus amount. If the Committee determines that bonuses should not be awarded for corporate achievement for any reason, bonuses will not be paid even if the individual achievements were met.

Bonuses earned by the named executive officers for 2010 performance were as follows:

	Target Bonus	Actual Corporate	Actual Individual	Actual Bonus
Named Executive Officer	Level ($)	Performance %	Performance %	Earned

Robert I. Blum	$262,500	70%	Not applicable	$183,750
Sharon A. Barbari	$153,200	70%	90%	$114,900
David W. Cragg	$81,750	70%	80%	$59,269
David J. Morgans, Jr., Ph.D.	$151,800	70%	70%	$106,260
Andrew A. Wolff, M.D., F.A.C.C.	$113,475	70%	90%	$85,106

Equity Awards.  The Company believes that providing a material portion of our executive officers’ total compensation package in stock options aligns the incentives of our executive officers with our stockholders’ interests and provides a direct link between the creation of stockholder value and the Company’s long-term success. The Committee develops its equity award determinations taking into consideration information provided by Radford as to whether the complete compensation packages provided to each named executive officer, including prior equity awards, are sufficient to retain, motivate and adequately reward the executive for his or her contributions. Equity is the compensation element least directly tied to an executive’s performance in a particular year, in part because equity awards are intended to incentivize long-term retention and reflect the anticipated value of the named executive officer’s contributions going forward.

The Company grants stock options to our named executives officers annually as part of our performance review and rewards process. All options have an exercise price equal to the fair market value of our common stock on the date of grant, and generally vest monthly based on continued service over a four-year period (with a one-year cliff for new hire grants).

The Company offers stock options to all our executive officers when they join the Company and again annually as part of our performance review and rewards process. New hire option grants to executive officers are reviewed by the Committee in advance of an offer, and the number of option shares to be granted is pre-approved by written consent. The options are granted and priced on the last day of the month in which the executive is hired. Annual grants to executive officers and all employees are typically made at a Committee meeting held during the first quarter of the fiscal calendar year. New hire and annual option grants begin vesting on the date of grant. New hire option grants generally vest over four years, with 25% of the award vesting after one year and the remainder of the award shares vesting monthly thereafter over the following three years. Annual grants to existing executive officers generally vest monthly over four years. New hire and annual option grants are based on competitive market data and shares available in the 2004 Equity Plan. All stock options granted to executive officers to date since the Company began operating as a public company in April 2004 have an exercise price per share equal to the closing price of the Company’s Common Stock on the date of grant. As a result of this structure, the options provide a return to the executive only if the executive remains employed by the Company through each vesting date, and then only if the market price of our common stock appreciates over the period in which the option vests.

In determining the size of stock option grants to executive officers in a given year, the Committee may consider:

•	reviewing the options granted to each executive officer relative to the total number of options granted to all employees, including all the Company’s executive officers, and comparing the options granted to the executive to those held by individuals in similar positions at the Peer Companies;

•	evaluating the current in-the-money and potential value of all vested and unvested options that have been granted to each executive officer, and total potential ownership as a percentage of total outstanding shares;

•	internal pay equity among our named executive officers who are not the President and Chief Executive Officer and ensuring that the President and Chief Executive Officer’s award is of such a size that appropriately reflects the importance of his responsibilities for the company’s success; and

•	the number of shares available for issuance under our 2004 Equity Plan.

Option grants to the named executive officers in 2010 were as follows:

Named Executive Officer	Option Shares

Robert I. Blum	270,000
Sharon A. Barbari	135,000
David W. Cragg	90,000
David J. Morgans, Jr., Ph.D.	135,000
Andrew A. Wolff, M.D., F.A.C.C.	135,000

We generally target our equity grants to be between the 50th and 75th percentile of the companies in our peer group, and these grants fell within those ranges.

The material terms of the 2004 Equity Plan are further described in “Proposal Four” above and in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K.

Fifteen of the sixteen 2011 Peer Companies granted stock options, and four of the 2011 Peer Companies awarded restricted stock or restricted stock units, as components of executive compensation. Of the 2010 Peer Companies, all but one, a newly public company, granted stock options, and only seven out of sixteen Peer Companies granted restricted stock or restricted stock units to executive officers. At the present time, the Committee has chosen to utilize stock option grants as the only equity awards provided to executive officers, but will continue to evaluate whether to use a potentially different mix of equity in the future.

Corporate and Individual Achievement Assessment

For all named executive officers, the Committee assesses the performance-based aspects of compensation based on individual and overall corporate achievement except for the President and Chief Executive Officer, for whom the Committee assesses the performance-based aspects of compensation based solely on overall corporate achievement.

Corporate Achievement.  At the beginning of each calendar fiscal year, management prepares and proposes to the Committee a detailed set of corporate goals covering the desired operating and financial performance of the Company for the calendar fiscal year. Our corporate goals are focused towards deliverables expected to advance near-term stockholder value while also building towards long-term stockholder value.

For 2010, the corporate goals related to:

•	commencement and completion of clinical trials for our drug candidate in our skeletal muscle contractility development program;

•	delivering materials for clinical trials of our drug candidate in our skeletal muscle contractility development program;

•	selection of potential drug candidates from our skeletal muscle contractility research programs;

•	conduct of non-clinical studies to support filings with the U.S. Food and Drug Administration and other regulatory agencies;

•	advancement of our research programs to lead optimization and candidate selection;

•	corporate partnering of our skeletal muscle contractility program; and

•	managing to budget and closing the fiscal year with sufficient cash to cover projected expenditures.

The Committee then reviews and approves the corporate goals, making such changes as they deem appropriate in their sole discretion. At the end of each year, the Committee determines the overall level of corporate achievement, which includes, but is not limited to, assessing the Company’s performance relative to these goals. The Committee does not use a rigid formula in determining the Company’s level of achievement with respect to the corporate goals or otherwise, but takes into consideration:

•	the degree of success achieved with respect to each corporate goal, taking into consideration the extent of actual results against the specific deliverables associated with each objective;

•	the extent to which the objective was a stretch goal for the organization;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	other factors that may have made certain of the stated goals more or less important to the Company’s success; and

•	other accomplishments by the Company during the year or other factors which, although not included as part of the formal goals, are nonetheless deemed important to the Company’s near- and long-term success.

The Committee does not exclusively use any specific weighting scheme in these assessments, but uses its discretion and judgment to determine a percentage that it believes fairly represents the Company’s achievement level for the year.

Individual Achievement.  At the beginning of each fiscal year, individual goals are established for each named executive officer, except for the President and Chief Executive Officer, who has no individual goals apart from the corporate goals. These individual goals are derived from the corporate goals that relate to the named executive officer’s functional area.

•	Ms. Barbari’s 2010 goals related to maintaining appropriate cash reserves, developing and implementing a facility leasing strategy, performance of an operational audit to assess processes and procedures we use to manage and conduct clinical trials, submission of applications for grant funding and the receipt of associated funds, conducting an investor event surrounding the release of our amyotrophic lateral sclerosis clinical trial data, ensuring compliance with regulatory requirements, maintaining timely financial reporting to effectively manage business operations, meeting SEC reporting compliance requirements, and ensuring compliance with internal controls as required by the Sarbanes-Oxley Act of 2002.

•	Mr. Cragg’s 2010 goals related to meeting staffing metrics regarding direct hires and budgetary goals, managing the Company’s compensation and benefit programs to ensure competitiveness and cost effectiveness, managing and developing employee communication forums, and leading a corporate giving effort by creating opportunities for employee community volunteerism.

•	Dr. Morgans’ 2010 goals related to the selection of potential drug candidates from our skeletal muscle contractility research programs, the conduct of certain non-clinical studies, the advancement of our research programs, representing the Company on the omecamtiv mecarbil joint development committee, expanding the Company’s pharmacology function, and acting as the chair of the Company’s Scientific Advisory Board.

•	Dr. Wolff’s 2010 goals related to the completion and presentation of data from certain clinical trials for our skeletal muscle contractility development program, the writing and submission of manuscripts for our cardiac and oncology development programs, providing clinical and regulatory support for our strategic alliance with Amgen, completion of final study reports on all completed clinical trials, and development of a broad strategic development plan for our skeletal muscle contractility program.

At the end of each year, the Committee and the President and Chief Executive Officer determine the overall level of individual achievement for each named executive officer, which includes, but is not limited to, an assessment of the executive’s performance relative to these goals. The Committee does not use a rigid formula in determining each executive officer’s level of achievement with respect to his or her individual goals or otherwise, but takes into consideration:

•	the extent of results achieved against the specific deliverables associated with each objective;

•	the extent to which the objective was a significant stretch goal for the individual;

•	whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results;

•	the overall performance of the functional areas for which the executive officer has responsibility;

•	the manner in which the executive officer contributes to the overall success of the company, including areas outside of his or her responsibility;

•	the overall management of the executive officer’s staff;

•	other factors that may have made some stated goals more or less important to the Company’s success; and

•	other accomplishments by the individual during the year which, although not included as part of the formal goals, are nonetheless deemed important to the Company’s near- and long-term success.

The Committee does not use any specific weighting scheme in these assessments, but uses its discretion and judgment to determine, based on recommendations by the President and Chief Executive Officer, a percentage that it believes fairly represents the named executive officer’s individual achievement level for the year.

2010 Executive Compensation Decisions

Corporate Achievement Levels.

In February 2011, the Committee determined that the Company had an overall corporate achievement level of 70% for 2010. This determination was based on successes in the advancement of the Company’s skeletal muscle clinical development programs, the advancement of the Company’s skeletal muscle research program, and the generation of funds through equity financings and grant arrangements. These achievements were considered alongside delays in achieving business development and other research goals.

Robert I. Blum.

As President and Chief Executive Officer, Mr. Blum’s individual achievement level is based solely on the corporate achievement level, which for 2010 was 70%, as discussed above.

•	Salary. The Committee increased Mr. Blum’s salary by 5% to $525,000, effective March 1, 2010. The 5% increase included a 3% merit increase based on his achievement level, and a 2% adjustment to bring his base compensation closer to the targeted base salary range based on data from the Peer Companies.

•	Bonus. In March 2011, the Committee awarded Mr. Blum a bonus for 2010 performance of $183,750, or 35% of his 2010 base salary. This was based on a target bonus of 50% of his base salary, multiplied by the corporate achievement level of 70%.

•	Equity. In February 2010, the Committee awarded Mr. Blum stock options to purchase 270,000 shares of Common Stock in consideration of his performance as President and Chief Executive Officer in 2009. This award was within the targeted equity award range based on an analysis of data from the Peer Companies and was intended to maintain a competitive position with this important retention tool.

Sharon A. Barbari.

The Committee determined that Ms. Barbari’s individual achievement level for 2010 was 90%, influenced by achieving the principal goal of ending 2010 with cash reserves in excess of those required to cover the upcoming 16 months of forecasted expenditures without having completed a partnership during the year, managing adherence to budgetary goals, and ensuring regulatory compliance.

•	Salary. The Committee increased Ms. Barbari’s base salary by 3% to $383,000, effective March 1, 2010, based on her achievement level and within the budgeted range for merit increases.

•	Bonus. In March 2011, the Committee awarded Ms. Barbari a bonus for her 2010 performance of $114,900, or 30% of her 2010 base salary. This was based on a target bonus of 40% of base salary, multiplied by an overall achievement level of 75% (based on a weighting of 25% for her individual achievement level of 90% and 75% for the corporate achievement level of 70%).

•	Equity. In February 2010, the Committee awarded Ms. Barbari stock options to purchase 135,000 shares of Common Stock. This award was in consideration of her contributions in managing the Company’s financial resources, and was within the target equity award range based on an analysis of data from the Peer Companies. The award also took into consideration the fact that the majority of stock options held by Ms. Barbari had exercise prices above the stock’s current market price.

David W. Cragg.

The Committee determined that Mr. Cragg’s individual achievement level for 2010 was 80%, based on meeting goals relating to staffing metrics, compensation and benefit programs objectives and budgets and leading efforts to meet corporate giving and community service goals.

•	Salary. The Committee increased Mr. Cragg’s base salary by 3% to $272,500, effective March 1, 2010, based on his achievement level and within the budgeted range for merit increases.

•	Bonus. In March 2011, the Committee awarded Mr. Cragg a bonus for his 2010 performance of $59,269 or 22% of his 2010 base salary. This was based on a target bonus of 30% of base salary, multiplied by an overall achievement level of 73% (based on a weighting of 25% for his individual achievement level of 80% and 75% for the corporate achievement level of 70%).

•	Equity. In February 2010, the Committee awarded Mr. Cragg stock options to purchase 90,000 shares of Common Stock. This award was in consideration of his successful management of the programs and goals within the Human Resources function, and was within the target equity award range based on an analysis of data from the Peer Companies. The award also took into consideration the fact that the majority of stock options held by Mr. Cragg had exercise prices above the stock’s current market price.

David J. Morgans.

The Committee determined that Dr. Morgans’ individual achievement level for 2010 was 70%, based on the completion of goals for the research, preclinical and nonclinical development areas. These goals included the advancement of IND-enabling non-clinical development studies for CK-2066260, and the advancement of research programs to lead optimization and hit-to-lead status.

•	Salary. The Committee increased Dr. Morgans’ base salary by 5% to $379,500, effective March 1, 2010. The 5% increase included a 3% merit increase based on his achievement level and a 2% adjustment to bring his base compensation within the targeted salary range based on data from the Peer Companies and the targeted range for executive vice president level officers at the Company.

•	Bonus. In March 2011, the Committee awarded Dr. Morgans a bonus for his 2010 performance of $106,260, or 28% of his 2010 base salary. This was based on a target bonus of 40% of base salary, multiplied by an overall achievement level of 70% (based on a weighting of 25% for his individual achievement level of 70% and 75% for the corporate goal achievement level of 70%).

•	Equity. In February 2010, the Committee awarded Dr. Morgans stock options to purchase 135,000 shares of Common Stock. This award was in consideration of his contributions toward advancing our research and preclinical compounds, and was within the targeted equity award range based on an analysis of data from the Peer Companies.

Andrew A. Wolff.

The Committee determined that Dr. Wolff’s individual achievement level for 2010 was 90%, based on the completion of the majority of the clinical development goals, including successes in completing the Phase IIa evidence of effect clinical trial of CK-2017357 in ALS patients and initiation of the Phase IIa clinical trial of CK-2017357 in patients with claudication associated with peripheral artery disease.

•	Salary. The Committee increased Dr. Wolff’s base salary by 2% to $378,250, effective March 1, 2010, based on his achievement level and within the budgeted range for merit increases.

•	Bonus. In March 2011, the Committee awarded Dr. Wolf a bonus for his 2010 performance of $85,106, or 23% of his 2010 base salary. This was based on a target bonus of 30% of base salary, multiplied by an overall achievement level of 75% (based on a weighting of 25% for his individual achievement level of 90% and 75% for the corporate goal achievement level of 70%).

•	Equity. In February 2010, the Committee awarded Dr. Wolff stock options to purchase 135,000 shares of Common Stock. This award was in consideration of meeting or exceeding the primary goals of advancing clinical programs and facilitating Amgen’s option exercise. This award was in excess of the target equity award based on an analysis of data from the Peer Companies provided by the independent compensation consultant, and in part in recognition of the important role Dr. Wolff is expected to play in the advancement of the Company’s clinical development program. The award also took into consideration the fact that the majority of stock options held by Dr. Wolff had exercise prices above the stock’s current market price.

Severance Benefits or Employment Agreements

The Company has entered into Executive Employment Agreements with each of its named executive officers. These agreements provide for salary and benefit continuation, bonus payments and accelerated vesting of equity awards upon the termination of their employment either by the Company without cause, or by the executive for good reason following a change of control of the Company. The terms of these agreements are described in more detail in the section entitled “Potential Payments Upon Change of Control.” In addition, our equity plan provides that all employee equity awards will be subject to full acceleration if they are not assumed or replaced with comparable awards by the acquirer.

The Company believes these severance and change of control benefits are an essential element of the Company’s executive compensation package and assist it in recruiting and retaining talented executive officers. The Committee believes these change of control benefits serve to minimize the distractions to an executive and reduce the risk that an executive will depart the Company before an acquisition is consummated. The Committee believes that change of control severance benefits and accelerated vesting allow our executives to focus on continuing normal business operations and the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of the Company and its stockholders will impact their own financial security. That is, these existing change of control arrangements help ensure stability among our executive officer ranks and will enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty. Further, these agreements are in line with customary practices at an executive officer level at the Peer Companies.

Other Compensation

All of the Company’s executive officers are eligible to participate in its employee benefit plans, including medical, dental, life insurance, employee stock purchase and 401(k) plans. These plans are available to all employees and do not discriminate in favor of executive officers. It is generally the Company’s policy not to extend significant perquisites to its executive officers that are not available to its employees generally. The Committee has no current plans to change the levels of benefits and perquisites provided to executive officers.

Equity Compensation Policies

The Company’s policy is to make annual and new-hire and promotion equity grants on pre-determined dates as follows:

•	Annual equity grants are made as part of our performance review and reward process. The Committee makes annual grants to employees at a meeting held during the first quarter of each fiscal year.

•	New hire stock option grants are pre-approved by the Committee in advance of an offer and the options are granted on the last day of the month in which the employee is hired.

The exercise price of the stock options is not less than the closing price of our common stock on the NASDAQ Global Select Market on the grant date of the option. The Company’s policy is not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

The Company encourages its executive officers to hold a significant equity interest in the company, but has not set specific ownership guidelines. The Company has a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than a company’s chief financial officer, of a publicly traded corporation. Some types of compensation, including stock options and other compensation based on performance criteria that are approved in advance by stockholders, may be structured so as to be excluded from the deduction limit.

To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. The Committee will continue to evaluate the effects of the Section 162(m) executive compensation deduction limitation and to grant compensation in the future in a manner consistent with the best interest of the Company and its stockholders.

Accounting Considerations

In determining the size and type of equity awards, the Committee also considered the potential impact of the accounting guidance for stock based compensation to determine the effect of awards.

Compensation Recovery Policy

The Company does not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent the Committee originally believed. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required as a result of misconduct to restate our financial results due to the material noncompliance with any financial reporting requirements under the federal securities laws, our President and Chief Executive Officer and Executive Vice President, Finance and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they received. In addition, the Company will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the Securities and Exchange Commission adopts final regulations on the subject.

Compensation and Talent Committee Report

The Compensation and Talent Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Talent Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND
TALENT COMMITTEE

Santo J. Costa
L. Patrick Gage
Wendell Wierenga

Dated: March 28, 2011

Compensation Committee Interlocks and Insider Participation

During fiscal year 2010, directors Santo J. Costa, L. Patrick Gage, A. Grant Heidrich, and Michael Schmertzler served on the Compensation and Talent Committee. No current or former member of the Compensation and Talent Committee or executive officer of the Company has served as a member of the Board of Directors or Compensation and Talent Committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation and Talent Committee. The current and former members of the Compensation and Talent Committee were not officers or employees of the Company while a member of the Compensation and Talent Committee during fiscal year 2010.

Risk Analysis of the Compensation Programs

The Committee has reviewed the Company’s compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the Company’s compensation policies and programs encourage our employees to remain focused on both the short- and long-term goals of the Company. For example, while our cash bonus plans measure corporate and individual performance on an annual basis, the stock options typically vest over a number of years, which the Committee believes encourages employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Summary Compensation Table

The following table summarizes the total compensation earned by or paid to each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008:

					Grant Date Fair	Non-Equity
					Value of Option	Incentive Plan		All Other
		Salary	Bonus		Awards	Compensation		Compensation		Total
Name and Principal Position	Year	$(1)	($)		($)(2)	($)		($)		($)

Robert I. Blum	2010	$520,833	—		$552,690	$183,750	(5)	—		$1,257,273
President and Chief	2009	$470,000	$190,000	(3)	$345,373	$225,000	(6)	—		$1,230,373
Executive Officer	2008	$433,333	$3,600	(4)	$404,700	—	(7)	—		$841,633
Sharon A. Barbari	2010	$381,167	—		$276,345	$114,900	(5)	—		$772,412
Executive Vice President, Finance	2009	$359,750	$100,000	(3)	$188,385	$133,920	(6)	—		$782,055
and Chief Financial Officer	2008	$345,250	—		$252,938	—	(7)	—		$598,188
David W. Cragg	2010	$271,250	—		$184,230	$59,269	(5)	—		$514,749
Senior Vice President, Human
Resources
David J. Morgans, Jr., Ph.D.	2010	$376,750	—		$276,345	$106,260	(5)	$9,897	(9)	$769,252
Executive Vice President,	2009	$357,500	$130,000	(3)	$188,385	$127,050	(6)	$10,444	(9)	$813,379
Preclinical Research and	2008	$346,666	$3,000	(8)	$303,525	—	(7)	$50,725	(9)	$703,916
Development
Andrew A. Wolff, M.D., F.A.C.C	2010	$376,875	—		$276,345	$85,106	(5)	—		$738,326
Senior Vice President, Clinical	2009	$365,000	$100,000	(3)	$163,267	$97,125	(6)	—		$725,392
Research and Development and	2008	$358,500	—		$252,938	—	(7)	—		$611,438
Chief Medical Officer

(1)	Includes amounts earned but deferred at the election of the named executive officers pursuant to the Company’s 401(k) employee savings and retirement plan.

(2)	Amounts in this column reflect the grant date fair value of awards granted pursuant to the Company’s equity incentive plans, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 1 to the Company’s audited financial statements for each of the fiscal years ended December 31, 2010, 2009 and 2008, included in the Company’s Annual Report on Form 10-K for each of such years.

(3)	Represents amounts paid on July 1, 2009 pursuant to a special cash bonus program for Company employees, including the named executive officers, in recognition of efforts and contributions that permitted the Company to achieve its position of relative financial strength and strategic positioning. Particular achievements included the advancement of omecamtiv mecarbil in clinical development that resulted in Amgen Inc. exercising its option to acquire an exclusive license to the Company’s cardiac myosin activator program, triggering a $50 million payment to the Company, and the closing of a registered direct equity financing in 2009.

(4)	Represents the amount earned in 2008 under Mr. Blum’s Amended and Restated Cash Bonus Agreement, entered into on December 1, 2003.

(5)	Represents amounts earned in 2010 pursuant to the Company’s Employee Bonus Plan and paid on March 11, 2011.

(6)	Represents amounts earned in 2009 pursuant to the Company’s Employee Bonus Plan and paid on March 12, 2010.

(7)	No performance bonuses pursuant to the Company’s Employee Bonus Plan were awarded for 2008.

(8)	Represents the amount earned in 2008 under Dr. Morgans’ Amended and Restated Cash Bonus Agreement, entered into on December 1, 2003.

(9)	Represents principal and interest related to interest-bearing loans that we entered into with Dr. Morgans in October 2000 and May 2002. 100% of the interest was forgiven each year and 25% of the principal amount was forgiven on a pro rata basis over a period of 4 years beginning on the fifth anniversary of each loan. The 2000 loan was fully forgiven as of October 2008 and the 2002 loan was fully forgiven as of May 2010.

Employment and Other Agreements

The Company has entered into Executive Employment Agreements with each of the executive officers, including those named in the Summary Compensation Table.

The Executive Employment Agreements provide for such officers to remain at-will employees of the Company and to receive salary, bonus and benefits as determined at the discretion of the Board of Directors. Such agreements also provide for such officers to receive certain benefits if, within the eighteen month period following a change of control of the Company, they resign for good reason or are terminated by the Company or its successor other than for cause — see “Potential Payments Upon Change of Control” below.

Grants of Plan Based Awards in 2010

The following table sets forth information regarding plan-based awards to each of the named executive officers during 2010:

					All Other
					Option
					Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Number of	or Base	Fair Value of
		Non-Equity Incentive Plan			Securities	Price of	Stock and
		Awards(1)			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	($)	($)

Robert I. Blum	2/24/10	$0	$262,500	$315,000	270,000	$3.08	$552,690
Sharon A. Barbari	2/24/10	$0	$153,200	$183,840	135,000	$3.08	$276,345
David W. Cragg	2/24/10	$0	$81,750	$98,100	90,000	$3.08	$184,230
David J. Morgans, Jr., Ph.D.	2/24/10	$0	$151,800	$182,160	135,000	$3.08	$276,345
Andrew A. Wolff, M.D., F.A.C.C.	2/24/10	$0	$113,475	$136,170	135,000	$3.08	$276,345

(1)	Reflects each named executive officer’s participation in our Employee Bonus Plan, calculated based on each officer’s respective base salary and position as of December 31, 2010. Amounts actually earned under the plan in 2010, if any, are reflected in the Summary Compensation Table above.

(2)	All options granted to the named executive officers in 2010 were granted under the 2004 Equity Plan. Each option vests monthly over a four-year period.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information regarding unexercised stock options held by each named executive officer as of December 31, 2010:

	Number of Securities
	Underlying Unexercised		Option	Option
	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable(1)	Price ($)	Date

Robert I. Blum	31,097	—	$1.20	07/10/2012
	32,500	—	$1.20	05/21/2013
	76,192	—	$2.00	12/18/2013
	45,000	—	$6.59	04/11/2015
	100,000	—	$7.15	03/01/2016
	234,375	15,625	$6.81	03/14/2017
	141,666	58,334	$3.37	02/28/2018
	126,041	148,959	$1.85	02/26/2019
	56,250	213,750	$3.08	02/24/2020
Sharon A. Barbari	110,000	—	$9.95	09/15/2014
	16,500	—	$6.59	04/11/2015
	60,000	—	$7.15	03/01/2016
	56,250	3,750	$6.81	03/14/2017
	86,541	36,459	$3.37	02/28/2018
	68,750	81,250	$1.85	02/26/2019
	28,125	106,875	$3.08	02/24/2020
David W. Cragg	80,000	—	$9.52	02/14/2015
	40,000	—	$7.15	03/01/2016
	46,875	3,125	$6.81	03/14/2017
	49,583	20,417	$3.37	02/28/2018
	38,958	46,042	$1.85	02/26/2019
	18,750	71,250	$3.08	02/24/2020
David J. Morgans, Jr., Ph.D.	34,000	—	$6.50	03/08/2014
	50,000	—	$6.59	04/11/2015
	60,000	—	$7.15	03/01/2016
	60,937	4,063	$6.81	03/14/2017
	106,250	43,750	$3.37	02/28/2018
	68,750	81,250	$1.85	02/26/2019
	28,125	106,875	$3.08	02/24/2020
Andrew A. Wolff, M.D., F.A.C.C.	110,000	—	$9.91	10/20/2014
	12,500	—	$6.59	04/11/2015
	60,000	—	$7.15	03/01/2016
	51,562	3,438	$6.81	03/14/2017
	88,541	36,459	$3.37	02/28/2018
	59,583	70,417	$1.85	02/26/2019
	28,125	106,875	$3.08	02/24/2020

(1)	All currently unexercisable options in this table vest monthly over a four-year period.

Option Exercises in 2010

The following table sets forth information on stock option exercises by named executive officers during the fiscal year ended December 31, 2010:

Option Awards
Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Robert I. Blum(1)	2,000	$3,765
Sharon A. Barbari	—	—
David W. Cragg	—	—
David J. Morgans, Jr., Ph.D.	—	—
Andrew A. Wolff, M.D., F.A.C.C.	—	—

(1)	The stock options exercised by Mr. Blum in 2010 were issued under the 1997 Plan.

Potential Payments Upon Change of Control

The Company has entered into Executive Employment Agreements with each of the executive officers, including those named in the summary compensation table. Such agreements provide for each of such officers to receive certain benefits if, within the eighteen-month period following a change of control of the Company, the executive officer resigns for good reason or is terminated by the Company or its successor other than for cause (a “qualifying resignation or termination”) and such officer signs a standard release of claims with the Company.

“Good reason” includes a material reduction in salary; a material decrease in duties or responsibilities; a material decrease in the duties or responsibilities of the supervisor to whom the executive officer is required to report; a material decrease in the budget over which the executive officer has authority; relocation of the place of employment to a location more than fifty miles from the Company’s location at the time of the change in control; or a material breach of the Executive Employment Agreement by the Company or its successor.

“Cause” includes failure to substantially perform the duties of the job other than due to physical or mental illness; engaging in conduct that is materially injurious to the Company or constitutes gross misconduct; material breach of the Executive Employment Agreement by the executive officer; material breach of Company policies that have been adopted by the Board of Directors; conviction of a felony; or fraud against the Company.

Upon a qualifying resignation or termination, Ms. Barbari, Mr. Cragg, Dr. Morgans and Dr. Wolff will become entitled to receive: continuing severance payments at a rate equal to their base salary for a period of eighteen months; a lump sum payment equal to their full target annual bonus; acceleration in full of vesting of options for Common Stock held by them; the lapse in full of the Company’s right of repurchase with respect to unvested restricted shares of Common Stock held by them; and continued employee benefits until the earlier of eighteen months following the date of termination or resignation or the date they obtain employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Executive Employment Agreements of Ms. Barbari, Mr. Cragg, Dr. Morgans and Dr. Wolff each provide that the benefit amount may be reduced so that no portion of the payment is subject to the excise tax.

Upon a qualifying resignation or termination, Mr. Blum will become entitled to receive: continuing severance payments at a rate equal to his base salary for a period of twenty-four months; a lump sum payment equal to his full target annual bonus; acceleration in full of vesting of options for Common Stock held by him; the lapse in full of the Company’s right of repurchase with respect to unvested restricted shares of Common Stock held by him; and continued employee benefits until the earlier of twenty-four months following the date of termination or resignation or the date he obtains employment with generally similar employee benefits. In the event that such payments constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Mr. Blum is eligible to receive a payment from the Company sufficient to pay the excise tax, and a tax gross-up payment, which is an additional payment sufficient to pay the excise tax and other income taxes resulting from the initial excise tax payment. This excise tax and tax gross-up payment has been a benefit we have historically offered at the CEO level based on the uniqueness and importance of that role to our business, and given Mr. Blum’s longstanding tenure as an executive officer.

The provisions of each Executive Employment Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments or benefits to be provided under the agreements will be subject to the additional tax imposed under Section 409A. If severance payments to an executive officer at the time of termination would trigger the additional tax imposed under Section 409A, then such payments will instead become payable to the executive officer starting six months and one day after the termination date.

As of December 31, 2010, none of the named executive officers held unvested shares of Common Stock that were subject to the Company’s right of repurchase.

Severance payments and benefits provided to an executive officer under an Executive Employment Agreement following a qualifying resignation or termination are subject to certain conditions including adherence to existing confidentiality, proprietary information and invention assignment agreements, and non-competition clauses.

The following table summarizes the potential benefits the named executive officers would receive in the circumstances described above assuming their employment had been terminated on December 31, 2010:

			Acceleration of	Continuation
			Vesting of	of Employee
Name	Salary	Bonus	Stock Options(1)	Benefits(2)	Total(3)

Robert I. Blum	$1,050,000	$262,500	$35,750	$50,435	$1,398,685
Sharon A. Barbari	$574,500	$153,200	$19,500	$37,379	$784,579
David W. Cragg	$408,750	$81,750	$11,050	$36,982	$538,532
David J. Morgans, Jr., Ph.D.	$569,250	$151,800	$19,500	$36,738	$777,288
Andrew A. Wolff, M.D., F.A.C.C.	$567,375	$113,475	$16,900	$36,909	$734,659

(1)	The value of the acceleration of vesting of stock options is based on the fair market value of the Common Stock on December 31, 2010 less the exercise price of the stock option for which the vesting would be accelerated. If the fair market value of the Common Stock is lower than the exercise price, the acceleration of the option has no benefit to the executive and the amount reported in the table is zero.

(2)	Includes the cost of premiums for medical, dental, vision, life and disability insurance coverage under the Company’s group employee benefit plans.

(3)	Based on the payment amounts reflected in the table, none of the named executive officers would be subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code as of December 31, 2010. Thus Mr. Blum would not receive excise tax reimbursement or tax gross-up payments, and the termination payments to the other named executive officers would not be reduced to avoid excise taxes.

Director Summary Compensation Table for 2010

The following table summarizes the total compensation earned by the Company’s Directors for the fiscal year ended December 31, 2010:

		Grant Date
		Fair Value
	Fees Earned or	of Option	All Other
	Paid in Cash	Awards	Compensation		Total
Name	($)(1)	($)(1)(2)	($)		($)

Robert I. Blum(3)	—	—	—		—
Santo J. Costa(4)	$3,000	$65,712	—		$68,712
Stephen Dow(5)	$26,500	$86,975	—		$113,475
L. Patrick Gage, Ph.D.(6)	$46,950	$36,994	—		$83,944
Denise M. Gilbert, Ph.D.(7)	$50,850	$36,994	—		$87,844
A. Grant Heidrich, III(8)	$15,050	$70,315	—		$85,365
John T. Henderson, M.B., Ch.B.(9)	$22,100	$70,315	—		$92,415
James H. Sabry, M.D., Ph.D.(10)	$13,000	—	$28,500	(14)	$41,500
Michael Schmertzler(11)	$22,800	$53,654	—		$76,454
James A. Spudich, Ph.D.(12)	$12,500	$70,315	$28,406	(15)	$111,221
Wendell Wierenga, Ph.D.(13)	—	—	—		—

(1)	Mr. Dow, Mr. Heidrich, Dr. Henderson and Dr. Spudich each made an annual election to receive 100% of their retainer fees for 2010 in stock options. Mr. Schmertzler made an annual election to receive 50% of his retainer fees for 2010 in stock options.

(2)	Amounts in this column reflect the grant date fair value of awards granted in 2010, calculated in accordance with the accounting guidance for stock compensation. Assumptions used for the valuation of option grants are set forth in Note 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K.

(3)	Employee Directors receive no separate compensation for their services as members of the Board of Directors.

(4)	As of December 31, 2010, Mr. Costa had outstanding options to purchase 40,000 shares of Common Stock, of which 1,111 were exercisable.

(5)	As of December 31, 2010, Mr. Dow had outstanding options to purchase 134,074 shares of Common Stock, of which 123,730 were exercisable.

(6)	As of December 31, 2010, Dr. Gage had outstanding options to purchase 50,000 shares of Common Stock, of which 22,499 were exercisable.

(7)	As of December 31, 2010, Dr. Gilbert had outstanding options to purchase 65,000 shares of Common Stock, of which 52,499 were exercisable.

(8)	As of December 31, 2010, Mr. Heidrich had outstanding options to purchase 115,322 shares of Common Stock, of which 105,648 were exercisable. Mr. Heidrich’s vested options will expire on May 9, 2011, if not exercised before then.

(9)	As of December 31, 2010, Dr. Henderson had outstanding options to purchase 102,505 shares of Common Stock, of which 81,164 were exercisable.

(10)	As of December 31, 2010, Dr. Sabry had outstanding options to purchase 529,087 shares of Common Stock, of which 522,837 were exercisable. Dr. Sabry’s unexpired options will remain exercisable as long as he continues to provide consulting services to the Company.

(11)	As of December 31, 2010, Mr. Schmertzler had outstanding options to purchase 81,483 shares of Common Stock, all of which were exercisable. Mr. Schmertzler’s unexercised options expired on February 1, 2011.

(12)	As of December 31, 2010, Dr. Spudich had outstanding options to purchase 125,322 shares of Common Stock, of which 115,648 were exercisable.

(13)	Dr. Wierenga joined the Board of Directors in February 2011 and therefore received no compensation for 2010.

(14)	Represents fees earned by Dr. Sabry for services rendered in his capacity as a member of our Scientific Advisory Board and for other consulting services.

(15)	Represents fees earned by Dr. Spudich for services rendered in his capacity as a member of our Scientific Advisory Board.

The Company reimburses its non-employee directors for their expenses incurred in connection with attending Board of Directors and committee meetings.

Through May 19, 2010, the compensation structure for directors was as follows: The Chairman of the Board of Directors received an annual base retainer of $40,000, the Lead Outside Director, if any, received an annual base retainer of $30,000, and other non-employee directors received an annual base retainer of $20,000. Non-employee directors who served as Board of Directors committee chairpersons received an additional $5,000 annual retainer, with the exception of the Chairperson of the Audit Committee, who received an additional $10,000 annual retainer. Other non-employee Board of Directors committee members received an additional $2,500 retainer for each committee of which they were a member.

At the May 18, 2010 meeting of the Compensation and Talent Committee, the Committee reviewed survey results from compensation consulting firm Radford Surveys + Consulting regarding current pay practices for compensation of outside directors. Effective May 20, 2010, after considering the survey results and the recommendations that the Compensation and Talent Committee made to the Board regarding annual retainers and equity compensation, the Board of Directors approved an increase to $12,500 for the annual retainer for the Chairperson of the Audit Committee. The additional annual retainer for non-employee chairpersons of other Board of Directors committees was increased to $7,500.

Each independent outside director may make an annual election to receive his or her annual base retainer in cash or to receive either 50% or 100% of the retainer in stock options. The grant date of the stock options is the first business day of the fiscal calendar year. The number of stock options is calculated at a rate of 2.5 times the cash retainer amount, divided by the closing price of the Company’s Common Stock on the date of grant. For example, if a director elects to receive 100% of the retainer in stock options, $50,000 (2.5 times $20,000) is divided by the closing stock price on the date of grant to determine the number of stock options. The stock options vest monthly over a one-year vesting period.

Non-employee directors are also paid a per meeting fee of $1,500 for attendance at each Board of Directors meeting or $1,000 for attendance by telephone, and are paid $1,000 for attendance at each meeting of a Board of Directors committee or $650 for attendance by telephone.

We have in the past granted non-employee directors options to purchase our Common Stock pursuant to the terms of our 2004 Equity Plan, and our Board of Directors continues to have the discretion to grant options to new and continuing non-employee Directors. In January and March 2004, our Board of Directors and stockholders, respectively, approved our 2004 Equity Plan, which provided for automatic grants of stock options to directors who are not our officers or employees. Prior to May 20, 2010, new directors received an initial option grant of 30,000 shares on joining the Board of Directors, and continuing directors received an annual option grant 15,000 shares. Effective May 20, 2010, based on the survey results from Radford Surveys + Consulting and the Compensation and Talent Committee’s recommendation, the Board of Directors approved an increase in the initial option grant to new non-employee directors upon joining the Board of Directors to 40,000 shares and an increase in the annual option grant to continuing non-employee directors to 20,000 shares. Generally, grants to new directors vest monthly over three years and grants to continuing directors vest monthly over one year.

Employee directors who meet the eligibility requirements may participate in the Company’s 2004 Employee Stock Purchase Plan.

The Company maintains director and officer indemnification insurance coverage. This insurance covers directors and officers individually. The policies currently run from June 1, 2010 through June 1, 2011 at a total annual cost of $225,000. The primary carrier is Old Republic Insurance Company.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed and approved annually by the Audit Committee. The purpose of the Audit Committee is to:

•	Select the Company’s independent auditors and oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board of Directors in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s financial reporting process, (iii) the Company’s compliance with legal and regulatory requirements under applicable securities law, (iv) the independent auditors’ qualifications, independence and performance, (v) the Company’s systems of internal accounting and financial controls, and (vi) other areas of current or potential risk to the Company’s finances;

•	Provide the Board of Directors with the results of its monitoring and recommendations derived therefrom; and

•	Prepare a report in the Company’s annual proxy statement in accordance with SEC rules;

•	Provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that come to its attention and that require the attention of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls.

In fulfilling its responsibilities during 2010, the Audit Committee has:

•	Reviewed and discussed the audited financial statements and the Company’s financial reporting processes with management;

•	Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, matters required to be discussed under Statements of Auditing Standards No. 61, Communications with Audit Committees, as amended, and Statements of Auditing Standards No. 90, Communication with Audit Committees;

•	Received from PricewaterhouseCoopers LLP written disclosures and a letter regarding their independence as required by the rules of the Public Company Accounting Oversight Board, and discussed with PricewaterhouseCoopers LLP their independence from management and the Company.

•	Discussed with PricewaterhouseCoopers LLP the overall scope and plans for the audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Respectfully submitted,

MEMBERS OF THE AUDIT COMMITTEE

Stephen Dow
Denise M. Gilbert
John T. Henderson

Dated: March 28, 2011

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during 2010, the executive officers and directors of the Company complied with all applicable filing requirements.

CERTAIN BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Company’s policy is that any transaction with a related party that is required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Ethics, must be reviewed and approved according to an established procedure. Such a transaction is reviewed by the Audit Committee as required by the Audit Committee’s charter, and if approved, is then submitted to the full Board of Directors where it is subject to review and approval or ratification by a majority of the independent, disinterested directors. The Company has not adopted specific standards for approval of these transactions, but instead reviews each such transaction on a case by case basis. The Company’s policy is to require that all such compensation-related matters be reviewed by the Compensation and Talent Committee and, if approved, submitted to the Board of Directors for review and approval. Any waiver of our Code of Ethics must be reviewed by the Nominating and Governance Committee and, if approved, must be reported under applicable SEC rules.

Collaboration and Option Agreement and Common Stock Purchase Agreement with Amgen Inc.

On December 29, 2006, the Company entered into a collaboration and option agreement with Amgen (the “Amgen Agreement”) to discover, develop and commercialize novel small-molecule therapeutics that activate cardiac muscle contractility for potential applications in the treatment of heart failure, including omecamtiv mecarbil, formerly known as CK-1827452. The Amgen Agreement provided Amgen a non-exclusive license and access to certain technology, and an option to obtain an exclusive license to omecamtiv mecarbil and related compounds worldwide, except Japan. Under the agreement, the Company received an upfront, non-refundable license and technology access fee of $42.0 million from Amgen, which the Company was recognizing as revenue ratably over the maximum term of the non-exclusive license, which was four years.

In connection with entering into the Amgen Agreement, the Company contemporaneously entered into a common stock purchase agreement (the “CSPA”) with Amgen, which provided for the sale of 3,484,806 shares of Common Stock at a price per share of $9.47 and an aggregate purchase price of approximately $33.0 million. On January 2, 2007, the Company issued 3,484,806 shares of Common Stock to Amgen under the CSPA. After deducting the offering costs, the Company received net proceeds of approximately $32.9 million in January 2007. The stock was valued using the closing price of the Common Stock on December 29, 2006, the last trading day of the Common Stock prior to issuance. The difference between the price paid by Amgen of $9.47 per share and the stock price of $7.48 per share of Common Stock totaled $6.9 million. This premium was recorded as deferred revenue in January 2007 and was being recognized as revenue ratably over the maximum term of the non-exclusive license granted to Amgen under the collaboration and option agreement, which was four years.

Prior to Amgen’s exercise of its option, the Company conducted research and development activities at its own expense for omecamtiv mecarbil in accordance with an agreed upon plan. In May 2009, Amgen exercised its option. In connection with the exercise of the option, Amgen paid the Company a non-refundable option exercise fee of $50.0 million in June 2009. At that time, Amgen assumed responsibility for the development and commercialization of omecamtiv mecarbil and related compounds, at Amgen’s expense, subject to the Company’s specified development and commercial participation rights. Amgen’s exclusive license extends for the life of the intellectual property that is the subject of the license, and the Company has no further performance obligations related to research and development under the program, except as defined by the annual joint research and development plans as the parties may mutually agree. Accordingly, the Company recognized the $50.0 million option exercise fee as license revenues from related parties in 2009.

Upon Amgen’s exercise of the option, the Company was required to transfer all data and know-how necessary to enable Amgen to assume responsibility for development and commercialization of omecamtiv mecarbil and related compounds. Under the Amgen Agreement, the Company may be eligible to receive pre-commercialization and commercialization milestone payments of up to $600.0 million in the aggregate on omecamtiv mecarbil and other potential products arising from research under the collaboration and royalties that escalate based on increasing levels of the annual net sales of products commercialized under the agreement. The agreement also provides for the Company to receive increased royalties by co-funding Phase III development costs of drug candidates under the collaboration. If the Company elects to co-fund such costs, it would be entitled to co-promote products in North America and participate in agreed commercial activities in institutional care settings, at Amgen’s expense.

Prior to Amgen’s exercise of its option in May 2009, the Company was amortizing the 2006 non-exclusive license and technology access fee from Amgen and related stock purchase premium over the maximum term of the non-exclusive license, which was four years. The non-exclusive license period ended upon the exercise of Amgen’s option in May 2009. The Company has no further performance obligations related to the non-exclusive license. Accordingly, the Company recognized as revenue the balance of the deferred Amgen revenue at the time Amgen exercised its option.

Subsequent to Amgen obtaining the exclusive license to omecamtiv mecarbil and related compounds, the Company is providing research and development support of the program, as and when agreed to by both parties. Under the Amgen Agreement, Amgen reimburses the Company for such activities at predetermined rates per full-time employee equivalent (“FTE”), and for related out of pocket expenses at cost, including purchases of clinical trial material at manufacturing cost. The FTE rates are negotiated rates that are based upon the Company’s costs, and which the Company believes approximate fair value. In 2009, pursuant to the Amgen Agreement, the Company transferred to Amgen the majority of the Company’s existing inventories of omecamtiv mecarbil and related reference materials. The $4.0 million purchase price for these materials was a negotiated price and represented the fair value of the materials transferred. The Company’s out of pocket costs for the transferred materials were incurred and recorded as research and development expense in prior periods.

Revenue from Amgen was as follows (in thousands):

	Years Ended December 31,
	2010	2009	2008

FTE reimbursements	$910	$2,107	$—
Reimbursements of other costs	577	1,018	5
Transfer of omecamtiv mecarbil materials	—	4,000	—

Total research and development revenues from Amgen	1,487	7,125	5

Nonrefundable option exercise fee	—	50,000	—
Deferred license revenue recognized	—	24,367	12,234

Total license revenue from Amgen	—	74,367	12,234

Total revenue from Amgen	$1,487	$81,492	$12,239

In the period from August 5, 1997 (inception) through December 31, 2010, the Company has recognized as related party research and development revenues from Amgen $8.6 million of reimbursements for FTE, material transfers and other costs, and $50.0 million for performance milestone payments.

Deferred revenue and related party accounts receivable related to Amgen were as follows (in thousands):

	December 31,	December 31,
	2010	2009

Deferred revenue — Amgen	$—	$751

Related party accounts receivable — Amgen	$41	$175

The deferred revenue at December 31, 2009 resulted from Amgen’s prepayment of FTE reimbursements.

Indemnification of Directors and Officers

The Company has entered into indemnification agreements with each of its directors and officers, which require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

The information contained above under the captions “Compensation and Talent Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: March 28, 2011

Appendix A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CYTOKINETICS, INCORPORATED

Cytokinetics, Incorporated, a corporation organized and existing under the laws of the State Of Delaware, hereby certifies as follows:

A. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 5, 1997.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation.

C. This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors and the stockholders of the corporation in accordance with Sections 242 and 245 of the DGCL.

D. The Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Cytokinetics, Incorporated.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is CorpAmerica, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The corporation shall have authority to issue shares as follows:

245,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The number of directors that constitutes the entire Board of Directors of the corporation shall be determined in the manner set forth in the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

The directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date of this corporation’s initial public offering (the “Effective Date”), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director may be removed from office by the stockholders of the corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article V, Article VI or Article VIII of this Certificate of Incorporation or Sections 2.1 (Place of Meetings), 2.2 (Annual Meeting), 2.3 (Special Meeting), 2.4 (Advance Notice Procedures; Notice of Stockholders’ Meetings), 2.9 (Voting), or 3.2 (Number of Directors) of the corporation’s Bylaws.

ARTICLE IX

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Cytokinetics, Incorporated has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the corporation on this   day of May 2011.

By:
Robert I. Blum
President and Chief Executive Officer

Appendix B

CYTOKINETICS, INCORPORATED

2004 EQUITY INCENTIVE PLAN, AS AMENDED

1. Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions.  As used herein, the following definitions will apply:

(a) ‘‘Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) ‘‘Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Approval Authority” means an authority, governmental or otherwise, that regulates pre-market approval of goods and services.

(e) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(f) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cash Position” means the Company’s or a business unit’s level of cash, cash equivalents, and available for sale marketable securities.

(i) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j) “Clinical Progression” means, for any Performance Period, a Product’s entry into or completion of a phase of clinical development, such as when a Product enters into or completes a Phase 1, Phase 2, Phase 3 or other clinical study.

(k) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(l) “Collaboration Arrangement” means, for any Performance Period, entry into an agreement or arrangement with a third party for the development, commercialization, marketing or distribution of a Product or for the conducting of a research program to discover or develop a Product or technologies.

(m) “Collaboration Progression” means, for any Performance Period, an event that triggers an obligation or payment right to accrue under a Collaboration Agreement.

(n) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(o) “Common Stock” means the common stock of the Company.

(p) “Company” means Cytokinetics, Incorporated, a Delaware corporation, or any successor thereto.

(q) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(r) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(s) “Director” means a member of the Board.

(t) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(u) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(v) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to the provisions of Section 4(c).

(y) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(z) “Financing Event” means, for any Performance Period, the closing of any financing event for capital raising purposes.

(aa) “Fiscal Year” means the fiscal year of the Company.

(bb) “Freestanding SAR” means an SAR that is granted independently of any Option.

(cc) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(dd) “Net Income” means as to any Performance Period, the income after taxes of the Company or a business unit for the Performance Period determined in accordance with generally accepted accounting principles.

(ee) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ff) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(gg) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

(hh) “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Performance Period.

(ii) “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(jj) “Option” means a stock option granted pursuant to the Plan.

(kk) “Outside Director” means a Director who is not an Employee.

(ll) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(mm) “Participant” means the holder of an outstanding Award.

(nn) “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(oo) “Performance Share” means an Award granted to a Participant pursuant to Section 9.

(pp) “Performance Unit” means an Award granted to a Participant pursuant to Section 9.

(qq) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(rr) “Plan” means this 2004 Equity Incentive Plan.

(ss) “Product” means any drug candidate or product candidate requiring pre-market approval by an Approval Authority.

(tt) “Product Approval” means the approval by any Approval Authority of the right to market or sell a Product.

(uu) “Product Revenues” means as to any Performance Period, the Company’s or a business unit’s sales, royalties, license fees, milestones and related-party revenues, determined in accordance with generally accepted accounting principles.

(vv) “Profit After Tax” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

(ww) “Projects in Development” refers to one or more projects at any or all stages of development from conception, discovery, and/or initial research through Product Approval, including, but not limited to, pre-clinical studies, filing of an investigational new drug application (IND) or foreign equivalent, Phase 1, Phase 2, and Phase 3 clinical trials and submission and approval of a new drug application (NDA) or foreign equivalent.

(xx) “Regulatory Filings” means as to any Performance Period, filings submitted to an Approval Authority with respect to a Product for which the Company is pursuing Product Approval.

(yy) “Restricted Stock” means shares of Common Stock issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(zz) ‘‘Restricted Stock Unit” shall mean a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(aaa) “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(bbb) “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Profit After Tax divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(ccc) “Revenue Growth” means as to any Performance Period, the Company’s or a business unit’s net sales determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(ddd) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(eee) “Section 16(b)” means Section 16(b) of the Exchange Act.

(fff) “Service Provider” means an Employee, Director or Consultant.

(ggg) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(hhh) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

(iii) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(jjj) “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).

(kkk) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of Common Stock.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is (A) 15,754,6688 Shares plus (B) any Shares returned on or after February 28, 2011 to the 1997 Stock Option/Stock Issuance Plan as a result of termination of options or repurchase of Shares issued under such plan up to a maximum of 467,003 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards.  Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), two times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If the exercise price of an Option is paid by tender to the Company, or by attestation to the ownership of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Option is exercised. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 19(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (the Fair Market Value of the Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined and all elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable);

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Prohibition Against Repricing.  Subject to adjustments made pursuant to Section 14, in no event shall the Administrator have the right to amend the terms of any Award to reduce the exercise price of such outstanding Award or cancel an outstanding Award in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Award without stockholder approval.

(d) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility.  Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The following limitations will apply to grants of Options:

(1) No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 1,500,000 Shares.

(2) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,500,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3) The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14.

(4) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled Option will be counted against the limits set forth in subsections (1) and (2) above.

(b) Term of Option.  The term of each Option will be stated in the Award Agreement and will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 1,000,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 1,000,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Stock Appreciation Rights.

(a) Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

(b)Number of Shares.  The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, SARs covering more than 1,500,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted SARs covering up to an additional 1,500,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14. In addition, if a SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 14), the cancelled SAR will be counted against the numerical share limits set forth above.

(c) Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that the per Share exercise price of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant. However, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.

(d) Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(e) Exercise of Affiliated SARs.  An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.

(f) Exercise of Freestanding SARs.  Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(g) SAR Agreement.  Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(h) Maximum Term/Expiration of SARs.  The term of each SAR will be stated in the Award Agreement and will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(i) Payment of SAR Amount.  Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $4,000,000, and (ii) no Participant will receive more than 1,000,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 1,000,000 Performance Shares.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Restricted Stock Units.

(a) Grant of Restricted Stock Units.  Restricted Stock Units may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Restricted Stock Units granted to each Participant provided that during any Fiscal Year, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than 1,000,000 Restricted Stock Units.

Notwithstanding the foregoing limitation, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 1,000,000 Performance Shares.

(b) Vesting Provisions and Other Terms.  The Administrator will set service-based or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number of Restricted Stock Units that will be paid out to the Service Providers. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting schedule, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Earning of Restricted Stock Units.  Upon vesting, the holder of Restricted Stock Units will be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant. After the grant of Restricted Stock Units the Administrator, in its sole discretion, may reduce or waive any vesting provisions for such Restricted Stock Units.

(d) Form and Timing of Payment of Restricted Stock Units.  Payment of earned Restricted Stock Units will be made as soon as practicable after vesting, but in no event more than ten business days later. The Administrator shall pay earned Restricted Stock Units in the form of Shares.

(e) Cancellation of Restricted Stock Units.  On the date set forth in the Award Agreement, all unvested Restricted Stock Units Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(f) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals” ) including: (i) Cash Position, (ii) Clinical Progression, (iii) Collaboration Arrangement, (iv) Collaboration Progression, (v) Earnings Per Share, (vi) Financing Event, (vii) Net Income, (viii) Operating Cash Flow, (ix) Operating Expenses, (x) Operating Income, (xi) Product Approval, (xii) Product Revenues, (xiii) Profit After Tax, (xiv) Projects in Development, (xv) Regulatory Filings, (xvi) Return on Assets, (xvii) Return on Equity, (xviii) Revenue Growth, and (xix) Total Stockholder Return. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index or to another Performance Goal. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

12. Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six months and a day following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that the Administrator may only make an Award transferable to one or more of the following: (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents, siblings or any “Family Member” (as defined pursuant to Rule 701 of the Securities Act of 1933, as amended) of the Participant; (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i); (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or stockholders; or (iv) charitable donations.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Sections 3, 6, 7, 8, 9 and 10 of the Plan.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Performance Shares, Restricted Stock Units and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject to the Award, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to

Performance Shares, Restricted Stock Units and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15. Tax Withholding

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan.  Subject to Section 22 of the Plan, and subject to stockholder approval at the Company’s 2011 annual stockholder meeting, the Plan will continue in effect until February 9, 2021 unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Annual Stockholders Meeting date.

CYTOKINETICS, INCORPORATED

INTERNET
http://www.proxyvoting.com/cytk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

94929
▼ FOLD AND DETACH HERE ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR ALL” FOR PROPOSAL 1, “FOR” PROPOSALS 2, 3, 4 AND 5, AND “EVERY THREE YEARS” FOR PROPOSAL 6.
Please mark your votes as indicated in this example	X
The Board of Directors recommends a vote “FOR ALL” for Proposal 1, and “FOR” Proposals 2, 3, 4 and 5.

		FOR	WITHHOLD	*EXCEPTIONS
1. ELECTION OF DIRECTORS		ALL	FOR ALL				FOR	AGAINST	ABSTAIN
Nominees:

	01 L. Patrick Gage 02 Wendell Wierenga	☐	☐	☐	3.	Approval of amendment to the Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 170,000,000 shares to 245,000,000 shares.	☐	☐	☐
	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions				4.	Approval of the material terms of the 2004 Equity Incentive Plan, as amended, including an increase in the number of authorized shares reserved for issuance thereunder by 3,000,000 shares.	☐	☐	☐

					5.	Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Ratification of selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Cytokinetics, Incorporated for the fiscal year ending December 31, 2011.	☐	☐	☐	The Board of Directors recommends a vote for “EVERY THREE YEARS” for Proposal 6.
						Every	Every	Every
						3 Years	2 Years	Year	Abstain

					6.	Determination, on an advisory basis, of the frequency of the advisory vote on compensation of the named executive officers. ☐	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Cytokinetics, Incorporated account online.
Access your Cytokinetics, Incorporated account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Cytokinetics, Incorporated, now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time
Investor ServiceDirect®

Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 18, 2011. The Proxy Statement, Notice of Annual Meeting, Form of Proxy Card and 2010 Annual Report to Stockholders are available at: www.cytokinetics.com/proxy
▼ FOLD AND DETACH HERE ▼
PROXY
CYTOKINETICS, INCORPORATED

Annual Meeting of Stockholders — May 18, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
      The undersigned hereby appoints Sharon A. Barbari and Marjorie C. Wagman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Cytokinetics, Incorporated Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 18, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)

94929